Exhibit 10.1

CONFIDENTIAL	EXECUTION COPY

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LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

by and between

THERAVANCE, INC.

and

ASTELLAS PHARMA INC.

Dated:  November 7, 2005

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AGREEMENT

This AGREEMENT (“Agreement”) dated November 7, 2005, is made by and between THERAVANCE, Inc., a Delaware corporation, and having its principal office at 901 Gateway Boulevard, South San Francisco, California 94080 (“THERAVANCE”), and ASTELLAS PHARMA INC., a Japanese corporation, and having its principal office at 3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411, Japan (“ASTELLAS”).  THERAVANCE and ASTELLAS may be referred to as a “Party” or together, the “Parties”.

RECITALS

WHEREAS, THERAVANCE has discovered and is currently developing the proprietary compound identified as TELAVANCIN for use as a parenteral antibiotic;

WHEREAS, ASTELLAS performs development of pharmaceutical compounds and marketing of pharmaceutical products including in the anti-infective area; and

WHEREAS, ASTELLAS desires to obtain a license and to undertake development and commercialization activities with respect to TELAVANCIN, in collaboration with THERAVANCE, under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, THERAVANCE and ASTELLAS, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the following meanings (with derivative forms of them being interpreted accordingly):

Section 1.01                                “Adverse Drug Experience” means any of: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined in either 21 C.F.R.§312.32 or 21 C.F.R.§314.80.

Section 1.02                                “Affiliate” of a Party means any Person, whether de jure or de facto, that directly or indirectly controls, is controlled by, or is under common control with such Party for so long as such control exists, where “control” means the decision-making authority as to such Person and, further, where such control shall be presumed to exist where a Person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of or elect the management of the entity.

Section 1.03                                “Anti-Infective Franchise Plan” shall mean that certain annual plan developed by [*] describing at a high level the basic principles for [*] to the extent [*] including the [*].

Section 1.04                                “API Compound” means bulk quantities of THERAVANCE Compound as an active pharmaceutical ingredient prior to the commencement of secondary manufacturing resulting in the Licensed Product.

Section 1.05                                “ASTELLAS IP” means ASTELLAS Know-How, ASTELLAS Patents, ASTELLAS Inventions, and any Patents claiming same, ASTELLAS Product Trademark and ASTELLAS’ interest in the Joint Inventions and any Patents claiming same.

Section 1.06                                “ASTELLAS Invention” means an Invention that is invented (a) by any employee(s) or agent(s) of ASTELLAS (and/or any of its Affiliates) whether solely, jointly among themselves, or jointly with one or more Third Party(ies) (including without limitation via the subcontractors and service providers of any of them performing Development or Commercialization); or (b) by any Third Party with which ASTELLAS or any of its Affiliates has contracted to perform Development and/or Commercialization hereunder, in each case to the full extent Controlled by ASTELLAS.

Section 1.07                                “ASTELLAS Know-How” means all present and future Know-How relating to the THERAVANCE Compound, Licensed Product or the ASTELLAS Inventions, including without limitation all data, records and regulatory filings relating to the THERAVANCE Compound or Licensed Product, that is necessary or useful for THERAVANCE to perform its obligations or exercise it rights under this Agreement, and which during the Term-Basic are in ASTELLAS’ or any of its Affiliates’ possession or control and are or become owned by, or otherwise may be licensed to, ASTELLAS, in all cases to the extent Controlled by ASTELLAS or any of its Affiliates.  ASTELLAS Know-How does not include ASTELLAS Patents (other than the information contained in unpublished applications). [*].

Section 1.08                                “ASTELLAS Patents” means all present and future patents and patent applications including United States provisional applications and any continuations, continuations-in-part, divisionals, registrations, confirmations, revalidations, re-examinations, renewals, reissues, Patent Cooperation Treaty applications, certificates of addition, utility models, design patents and petty patents, including without limitation extensions or restorations of terms thereof, pediatric use extensions, supplementary protection certificates or any other such right (“Patents”) that covers the making, having made, use, sale, offer for sale, or importation of THERAVANCE Compound or Licensed Product that are or become during the Term-Basic owned by ASTELLAS or ASTELLAS’ Affiliates, or as to which ASTELLAS or ASTELLAS’ Affiliates otherwise are or become during the Term-Basic licensed, now or in the future, in all cases solely to the extent ASTELLAS or any of its Affiliates Controls such Patent.

Section 1.09                                “ASTELLAS Product Trademark” means any and all trademarks and trade dress that ASTELLAS (or its Affiliates) may file to register and/or register and Control for Licensed Product in the Territory during the Term-Basic excluding any ASTELLAS Housemark.

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Section 1.10                                “Basic Commercial Plan” means that certain plan for the pre-launch, achieving First Commercial Sale and medical marketing and promotion (in the first three (3) years after the first US Marketing Authorization is approved by the FDA) of TELAVANCIN for the Initial Indications in the US agreed to by the Parties in writing as of the Signing Date and containing a section on assumptions and objectives, a section on commitments and an appendix with background information.  The Basic Commercial Plan assumes successful completion of the activities called for in the Basic Development Plan.

Section 1.11                                “Basic Development Plan” shall mean that certain Development plan for the clinical Development of TELAVANCIN for the Initial Indications for the United States agreed to by the Parties in writing as of the Signing Date and containing a section on assumptions and objectives, a section on commitments and an appendix with background information.

Section 1.12                                “Breaching Party” shall have the meaning set forth in Section 14.02.

Section 1.13                                “Business Day” means any day on which commercial banks in New York City, New York, United States are open for business.

Section 1.14                                “Calendar Quarter” means for each Calendar Year, each of the three-month periods beginning in January, April, July and October.

Section 1.15                                “Calendar Month” means for each Calendar Year, each of the one-month periods.

Section 1.16                                “Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

Section 1.17                                “Claim” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

Section 1.18                                “Commercial Manufacture” means all activities relating to supply of Licensed Product for Phase 3b Studies and Phase 4 Studies and for all commercial supply of API Compound and Licensed Product after THERAVANCE’s delivery of the First Commercial Sale Stock.  This includes without limitation formulation, fill, finish, QA, QC, and all analytical methods development.

Section 1.19                                “Commercialization” means any and all activities directed to conducting Phase 3b Studies and Phase 4 Studies; marketing, promoting, distributing, offering for sale and selling the Licensed Product; and importing the Licensed Product (to the extent applicable).  Commercialization includes (without limitation) Commercial Manufacture.  When used as a verb, “Commercialize” means to engage in Commercialization.

Section 1.20                                “Confidential Information” means all secret, confidential or proprietary information, data or other Know-How (including without limitation ASTELLAS Know-How and THERAVANCE Know-How) whether provided in written, oral, graphic, video, computer or other form, provided by one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (collectively the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement (the Party not generating the information shall be the Receiving Party with respect thereto), including but not limited to information relating to the Disclosing Party’s existing or proposed research, Development efforts, patent applications, business or products, the terms of this Agreement and any other materials that have not been made available by the Disclosing Party to the general public.  Solely with respect to information, data and other Know-How that regards manufacturing (including without limitation information, data and Know-How as to the process to make and formulate TELAVANCIN and Licensed Product in final finished form and that which is covered by the [*] or the [*] Agreement), to qualify as Confidential Information, the information, data or other Know-How must be (i) marked confidential on initial disclosure, (ii) confirmed in writing to be confidential within a reasonable time (not less than 30 days) after initial disclosure, or (iii) of a nature or disclosed in a context within which the Receiving Party should reasonably be expected to understand that it is confidential. Confidential Information shall not include any information or materials that the Receiving Party can document with competent written proof:

(a)                                  were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party;

(b)                                 were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d)                                 were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e)                                  were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party.

Notwithstanding the foregoing, any combination of features or disclosures of Confidential Information shall not be deemed to be within the public domain or in the rightful possession of the Receiving Party merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation (if applicable) are published or available to the general public or in the rightful possession of the Receiving Party.  In addition, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the rightful possession of the Receiving Party merely because they are contained within more general public disclosures or more general information in the rightful possession of the Receiving Party (as non-limiting illustrations:  if a temperature range of 60 – 80 degrees were publicly disclosed, then the more specific termperature of 70 degrees as being preferred over

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all other temperatures in that range would not be considered publicly known based on the more general public disclosure of the overall range; and a specific compound within a chemical class that is patentably distinct over a large genus of compounds would not be deemed to be in the public domain merely because the large genus of compounds within which it falls is publicly known if the specific compound has never been publicly disclosed individually).

Section 1.21                                “Contracting Issues” means all issues and decisions regarding price and price terms [*] and other contract terms respecting Licensed Product sales in the US.  This shall include without limitation all issues and decisions with respect to contracting with managed care entities, hospitals, GPOs, PBMs, and government, and specifically includes issues and decisions about the offer of discounts or rebates for formulary placement for Licensed Product.  Contracting Issues [*] issues and decisions regarding [*] and all other [*].

Section 1.22                                “Control” with respect to an item of intellectual property means ownership of or possession of a license (or other similar right) under such item of intellectual property, in each case with the right to grant a license or sublicense thereunder to the other Party of the scope and content provided for in this Agreement without breaching any written agreement with a Third Party (a) existing as of the Signing Date or (b) by which such Party granting the license or sublicense hereunder derives rights to such item of intellectual property after the Signing Date.

Section 1.23                                “Cost Of Goods Sold” means as applicable, either (a) the amounts paid to Third Party manufacturers for the manufacture and supply of Licensed Product to be sold hereunder or (b) the sum of the following costs to the extent directly related to Licensed Product to be sold hereunder: the cost of direct materials, direct labor, licensing costs (not including payments made pursuant to the [*]) and manufacturing overhead related to the facility in which the Products are produced. The Cost of Goods Sold shall exclude the following: corporate overhead and any allocable costs not generated in the manufacturing facility. The Cost of Goods Sold shall be calculated in a manner consistent with United States GAAP consistently applied and as generally used by the applicable Party.

Section 1.24                                “Country” means any sovereign entity generally recognized internationally as a nation.  Country excludes the individual states within the United States and other similar entities in other jurisdictions that are not recognized internationally as nations, but includes the US as a whole.

Section 1.25                                “cSSSI” has the meaning given such term in the definition of Initial Indications.

Section 1.26                                “Deployment Issues” means all issues and decisions regarding the deployment of the sales force for Licensed Product, including without limitation hiring, firing and compensation of sales force personnel promoting Licensed Product, all other employment matters relating to the personnel who form such sales force, the specific allocation of sales representatives between and within customer accounts (both existing and potential), account universe, physician call universe, the geographic focus of sales efforts, the amount of time spent in presenting Licensed

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Product within a sales call, and the order of presenting Licensed Product relative to other promoted products in such sales call (sales hierarchy).  Deployment Issues shall not include Promotional/MedEd Issues, defined below.  As an illustration (but without limitation), decisions about which [*] that a significant percentage [*] a specific type of [*] that Licensed Product provides [*].

Section 1.27                                “Designated Foreign Filings” shall have the meaning set forth in Section 13.01(b)(ii).

Section 1.28                                “Detailed Development Plan” means the plan for the detailed implementation of the Basic Development Plan, designed to achieve Development for the Licensed Product for the Initial Indications for the US consistent with the Basic Development Plan and this Agreement, including, without limitation, the nature, number and schedule of Development activities as well as the estimated resources necessary to implement such activities.  The Detailed Development Plan must at all times be consistent with the Basic Development Plan and this Agreement.  The Detailed Development Plan is intended to reflect the Parties’ plans for the detailed implementation of the Basic Development Plan, but not to alter the Basic Development Plan in any way.

Section 1.29                                “Development” or “Develop” means nonclinical and clinical drug development activities, including, among other things (but in the case of manufacturing-related activities, specifically excluding Commercial Manufacture as of the date that THERAVANCE delivers the First Commercial Sale Stock): test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up to commercial scale, development-stage manufacturing, current Good Manufacturing Practices audits, current Good Clinical Practices audits, current Good Laboratory Practices audits, analytical method validation, manufacturing process validation, cleaning validation, scale-up, quality assurance/quality control development, statistical analysis and report writing, nonclinical and clinical studies, regulatory filing submission, and regulatory affairs related to the foregoing. When used as a verb, “Develop” means to engage in Development.

Section 1.30                                “Diligent Efforts” means with respect to the efforts to be expended by a Party with respect to any objective, the use of reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the Development or Commercialization of the Licensed Product, such efforts shall be commensurate with those efforts and resources commonly used by a Party for a product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential (in each case as compared to the Licensed Product) taking into account efficacy, safety, Governmental Authority-approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product taking into account the royalties payable to licensors of patent or other intellectual property rights, alternative products, manufacturing costs and all other relevant commercial factors. Diligent Efforts requires that:

(a)                                  each Party [*] for such obligations [*] (which in the case of [*] includes the Party’s [*] as part of such [*]);

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(b)                                 each Party [*] for carrying out [*]; and

(c)                                  each Party [*] designed to [*] with respect to such [*].

Diligent Efforts shall be [*] for the Licensed Product, and it is anticipated that the [*] it is understood and agreed that this [*] will be staged over [*]. Also, additional [*] under the [*] by the [*] and therefore may [*].

It is understood and agreed that [*] among other things [*] as well as [*].  Statements elsewhere in this Agreement that [*] for those activities because they are called out separately.

A Party may satisfy its obligation to devote Diligent Efforts to particular obligations in whole or in part through the efforts of a sublicensee, a distributor or an outside service provider (engaged in a manner that is otherwise in accordance with this Agreement, i.e., permitted or approved sublicensees, distributors and service providers).

Section 1.31                                “Disclosing Party” shall have the meaning set forth in the definition of Confidential Information above.

Section 1.32                                “Distribution Issues” means all issues and decisions regarding the distribution of Licensed Product in the Territory, including without limitation decisions as to whether and with which distributors to contract, and the terms of contracts with distributors (subject to Section 2.05), and the other or more detailed matters set forth in Section 5.03(a)(iii).

Section 1.33                                “DMF” shall mean a drug master file submitted to the FDA.

Section 1.34                                “Due Diligence Notice Date” shall have the meaning set forth in Section 2.02(a).

Section 1.35                                “Economic Integration Period” means the time period from [*], until the [*].

Section 1.36                                “Effective Date” means the date the Closing Condition described in Section 16.17 occurs.

Section 1.37                                “FDA” means the United States Food and Drug Administration and any successor agency thereto.

Section 1.38                                “Field” means the field of [*].  For example (but without limitation), Field includes as of the Signing Date [*].  Field excludes as of the Signing Date [*].  For example (but without limitation), Field excludes [*].  Further, in any event, Field excludes [*].

Section 1.39                                “Filing” means (i) in the case of the U.S., the NDA Filing; (ii) in the case of OUS, the date on which the appropriate Regulatory Authority in any Country has accepted for review a Marketing Authorization application according to applicable Laws in such Country.

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Section 1.40                                “First Commercial Sale” means with respect to a particular Country and Licensed Product, the first shipment of commercial quantities of any Licensed Product sold to a Third Party by ASTELLAS, its Affiliates and/or their sublicensee and/or distributor in such Country after receipt of Marketing Authorization for such Licensed Product in such Country. Sales for test marketing, sampling and promotional uses, clinical study purposes or compassionate or similar uses shall not be considered to constitute a First Commercial Sale.

Section 1.41                                “First Commercial Sale Stock” means the quantities of Licensed Product that will be sold in the U.S. to achieve First Commercial Sale of Licensed Product in the US and that are anticipated to be sold (or required to be on-hand for potential sales) within six (6) months after such First Commercial Sale in the U.S.  The Parties will agree an appropriate time in advance of anticipated First Commercial Sale as to such quantity.

Section 1.42                                “Force Majeure Event” shall have the meaning set forth in Section 16.03.

Section 1.43                                “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any Country, (ii) a federal, state, province, county, city or other political subdivision thereof or (iii) any supranational body, including without limitation the European Agency for the Evaluation of Medicinal Products.

Section 1.44                                “HAP” has the meaning given such term in the definition of Initial Indications.

Section 1.45                                “Hatch-Waxman Certification” shall have the meaning set forth in Section 13.03.

Section 1.46                                “Housemark” means the name and logo of ASTELLAS or THERAVANCE or, as applicable, any of their respective Affiliates, as identified by one Party to the other from time to time.

Section 1.47                                “Indemnified Party” shall have the meaning set forth in Section 12.03(a).

Section 1.48                                “Indemnifying Party” shall have the meaning set forth in Section 12.03(a).

Section 1.49                                “Initial Indications” means complicated skin and skin structure infections (herein, “cSSSI”) and hospital-acquired pneumonia (herein, “HAP”).

Section 1.50                                “Invention” means any invention or discovery (whether patentable or not) invented during the Term-Basic (while it is in effect anywhere in the world with respect to the Licensed Product) as a result of research, Development or Commercialization activities related to the THERAVANCE Compound or Licensed Product hereunder (including without limitation API Compound and Licensed Product manufacturing of both Development and Commercialization supplies).

Section 1.51                                “Issue of Necessity” shall have the meaning set forth in Section 6.03(c)(ii).

Section 1.52                                [*] means all Patents and Know-How licensed to THERAVANCE pursuant to and/or in accordance with the [*].

Section 1.53                                [*] has the meaning given in [*].

Section 1.54                                “Joint Invention” means an Invention that is invented jointly by employee(s), contractors, and/or agent(s) of each of THERAVANCE (or an Affiliate thereof) and ASTELLAS (or an Affiliate thereof) hereunder.

Section 1.55                                “JSC” shall have the meaning set forth in Section 3.02(a).

Section 1.56                                “Know-How” means technical and other information, which is not subject to published patent rights and which is not publicly known, including, but not limited to, information comprising or relating to discoveries, data, formulae, inventions, methods, models, assays, procedures, designs for experiments and tests and results of experimentation and testing (including without limitation results of research or development), processes (including without limitation manufacturing processes), specifications and techniques, laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, study data, clinical research plans, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities.

Section 1.57                                “Know-How Royalty Term” has the meaning given such phrase in the definition of Term-Basic.

Section 1.58                                “Last Patient, Last Visit” means, with respect to a clinical study, the date of the “Test-of-Cure Evaluation” (as defined in the applicable study protocol) for the last patient enrolled in such clinical study.

Section 1.59                                “Laws” means all laws, statutes, rules, regulations (including, without limitation, current Good Manufacturing Practice Regulations as specified in 21 C.F.R. §§ 210 and 211; Investigational New Drug Application regulations in 21 C.F.R. § 312; NDA regulations in 21 C.F.R. § 314; relevant provisions of the Federal Food, Drug and Cosmetic Act; and other laws and regulations enforced by the FDA), ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

Section 1.60                                “Licensed Product” means any pharmaceutical composition or product containing the THERAVANCE Compound as an active ingredient.

Section 1.61                                “Litigation Condition” shall have the meaning set forth in Section 12.03(b).

Section 1.62                                “Losses” means, with respect to a Claim by a Third Party, any and all damages (including without limitation all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, expenses, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including without limitation court expenses, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree,

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stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket expenses and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to that Claim of a Third Party.

Section 1.63                                “Major Market Country” means each of [*].

Section 1.64                                “Marketing Authorization” means, with respect to a Country, the regulatory authorization required to legally market and sell a Licensed Product in such Country as granted by the relevant Governmental Authority, including (without limitation) any applicable pricing, final labeling or reimbursement approvals.

Section 1.65                                “Medical Marketing Plan” means, for the Licensed Product, the plan for implementation at a detailed level of the Basic Commercial Plan, such plan for implementation at a detailed level being prepared by the TELAVANCIN Product Management Team and approved by the Joint Steering Committee.  The Medical Marketing Plan must always be consistent with the Basic Commercial Plan and Basic Development Plan (as, if and to the extent applicable).  The Medical Marketing Plan is intended to reflect the Parties’ plans for detailed implementation of the Basic Commercial Plan, but not to alter the Basic Commercial Plan in any way.

Section 1.66                                “Milestone” shall have the meaning set forth in Section 6.02(a).

Section 1.67                                “NDA” means a new drug application or supplemental new drug application or any amendments thereto submitted to the FDA in the United States.

Section 1.68                                “NDA Approval” means the approval of an NDA by the FDA.

Section 1.69                                “NDA Filing” means the written notification by the FDA that the NDA has met all the criteria for filing acceptance pursuant to 21 C.F.R. §314.101.

Section 1.70                                “NDA Holder” shall have the meaning set forth in Section 8.02(b).

Section 1.71                                “Net Sales” means the gross invoice price of a Licensed Product sold by ASTELLAS, its Affiliates or their sublicensees (or such sublicensees’ sublicensed affiliates) to a Third Party (excluding sales to Affiliates and/or sublicensees for resale or use in any Study), less the following to the full extent not already excluded from the gross invoice price:

(a)                                  deduction of cash, trade and quantity discounts specifically identified, actually paid or incurred;

(b)                                 discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances actually made which effectively reduce the net selling price, including without limitation any institutional rebate or discount for government subsidy or reimbursement programs such as Medicare or Medicaid provided in the United States or any similar organization elsewhere in the world, and [*] or any comparable [*];

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(c)                                  credits and allowances for product returns actually made consistent with ASTELLAS’ then-current policy;

(d)                                 freight, packing and handling [*]; and

(e)                                  taxes, including without limitation value added taxes and sales taxes, but excluding taxes on seller’s net income.

In any case, [*] agrees that the foregoing [*] in a manner [*].

Net Sales shall exclude the value of Samples distributed in the usual course of business.

In the case of [*] as follows:

If ASTELLAS (or its Affiliate) [*] (see definition of this term below) of [*] includes [*] then to the extent, if at all, ASTELLAS [*] included in the [*] as set forth below, then [*].

[*]	[*]	[*]

where [*] of the [*] equals the [*] as established by [*].

For purposes of this Section 1.72, a [*] for which ASTELLAS or its Affiliate [*], such that the [*].

If THERAVANCE so requests in writing, then ASTELLAS shall provide THERAVANCE with documentation [*] with respect to [*].

Section 1.72                                “Net Sales Report” shall have the meaning set forth in Section 6.04.

Section 1.73                                “Opt-In Right” shall have the meaning set forth in Section 2.02.

Section 1.74                                “Other Indications” means any use of the Licensed Product for indications other than the Initial Indications.

Section 1.75                                “OUS” means outside the United States.

Section 1.76                                “Patents” shall have the meaning given such term as set forth in the defintion of ASTELLAS Patents in Section 1.08.

Section 1.77                                “Patent Infringement Claim” shall have the meaning set forth in Section 13.02(a).

Section 1.78                                “Patent Infringement Notice” shall have the meaning set forth in Section 13.02(b).

Section 1.79                                “Patent Resolution Issue” shall have the meaning given in Section 13.01(c).

Section 1.80                                “Payment Period” shall have the meaning set forth in Section 6.03(a).

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Section 1.81                                “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship, other business organization or governmental entity.

Section 1.82                                “Phase 3a Studies” means that portion of clinical development relating to the Initial Indications of the Licensed Product which provides for large scale, pivotal, clinical studies conducted in a sufficient number of patients and whose primary objective is to obtain a definitive evaluation of the efficacy and safety of the Licensed Product in patients that is needed to evaluate the overall risk-benefit profile of the Licensed Product and to provide adequate basis for obtaining requisite regulatory approval(s) and product labeling for Initial Indications, as more fully defined in 21 C.F.R. § 312.21(c).

Section 1.83                                “Phase 3b Studies” means that portion of clinical development relating to the Licensed Product commenced before receipt of Regulatory Approval for the Initial Indications in the jurisdiction where such trials are being conducted, but which are not required for receipt of Marketing Authorization for the Initial Indications and which are conducted primarily for the purpose of registering the Licensed Product for Other Indications or for product support (i.e., providing additional drug profile data).

Section 1.84                                “Phase 4 Studies” means that portion of clinical development relating to the Licensed Product that is initiated after receipt of a Marketing Authorization for the Licensed Product and that is principally intended to support the medical marketing of such Licensed Product, including without limitation investigator initiated trials, clinical experience trials and studies conducted to fulfill local commitments made as a condition of any Marketing Authorization.

Section 1.85                                “POC Data” means the material, data and supporting documentation relating to achievement of clinical proof of concept by the TD-1792 compound, prepared by THERAVANCE and delivered to ASTELLAS in sufficient detail and intended to enable ASTELLAS to determine whether or not to exercise its Opt-In Right in accordance with Section 2.02.  The POC Data shall include at least the content described in Exhibit D.

Section 1.86                                “Plan” means the Basic Development Plan or the Basic Commercial Plan.

Section 1.87                                “PRC” has the meaning given in Section 7.01.

Section 1.88                                “Product Supplier” means any manufacturer, packager or processor of THERAVANCE Compound, API Compound or the Licensed Product for development, marketing and sale.

Section 1.89                                “Promotional Materials” means the written, printed, video or graphic advertising, promotional, educational and communication materials (other than Licensed Product labeling) for marketing, advertising and promotion of the Licensed Product.

Section 1.90                                “Promotional/MedEd Issues” means all issues and decisions regarding the following promotional and medical education matters respecting Licensed Product: [*] activities [*] (including without limitation [*].

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 1.91                                “Promotional/MedEd Spending” means expenses incurred in implementing or effectuating Promotional/MedEd Issues.

Section 1.92                                “Receiving Party” shall have the meaning set forth in the definition of Confidential Information above.

Section 1.93                                “Recording Party” shall have the meaning set forth in Section 6.10.

Section 1.94                                “Registration Batches” means those manufacturing batches of Licensed Product the characterization of which is included in (or intended to be included in) the application for US Marketing Authorization (NDA) for such Licensed Product.

Section 1.95                                “Registration Expenses” means all documented, external out-of-pocket costs and expenses directly related to Development of the Licensed Product for the Initial Indications in the U.S., including but not limited to external out-of-pocket registration expenses, as well as documented, external out-of-pocket costs and expenses directly related to manufacture and supply of Registration Batches and all other quantities of Licensed Product (except for Phase 3b and Phase 4 supplies) through THERAVANCE’s delivery of the First Commercial Sale Stock.  No THERAVANCE nor THERAVANCE Affiliate overhead shall be included in Registration Expenses.

Section 1.96                                “Samples” means Licensed Product packaged and distributed as a complimentary trial for use in the Territory.

Section 1.97                                “[*]” means [*].

Section 1.98                                “[*] Agreement” means that certain [*] Agreement between THERAVANCE and [*] (as amended prior to the Signing Date) and relating to [*].

Section 1.99                                “Signing Date” means the date set forth on the first page of this Agreement.

Section 1.100                          “Studies” means nonclinical studies and clinical trials.

Section 1.101                          “Supplied Licensed Product” shall have the meaning set forth in Section 15.01(a)(viii).

Section 1.102                          “[*]” means, [*] with respect to a particular time period [*] over such time period.

Section 1.103                          “Taxes” shall have the meaning set forth in Section 6.09.

Section 1.104                          “TD-1792 Compound” means: (a) the THERAVANCE compound known as TD-1792, the structure of which has been disclosed in writing to ASTELLAS prior to the Signing Date; and (b) all salts, esters, complexes, chelates, hydrates, isomers, stereoisomers, crystalline and amorphous forms, prodrugs, solvates, metabolites and metabolic precursors (whether active or inactive) and pegylated forms of the foregoing in (a).

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 1.105                          “TD-1792 Phase 3 Study” means that portion of clinical development relating to the TD-1792 Compound which provides for pivotal clinical studies conducted in a sufficient number of patients and whose primary objective is to obtain a definitive evaluation of the compound’s therapeutic efficacy and safety in patients that is needed to evaluate the overall risk-benefit profile and provide a basis for obtaining the requisite regulatory approvals and product labeling.

Section 1.106                          “TELAVANCIN” means the chemical compound known as TELAVANCIN, the structure of which is shown in Exhibit C.

Section 1.107                          “TELAVANCIN Product Management Team” shall have the meaning set forth in Section 3.03(a).

Section 1.108                          “Term-Additional” means, on a Country-by-Country basis, the period from the expiration of the Term-Basic until the expiration of [*] or through an [*] or due to an [*] that [*] for the [*] (for purposes of evaluating such [*] shall be deemed to be[*].  As with the Term-Basic, there is only one Term-Additional per Country.

Section 1.109                          “Term-Basic” means, on a Country-by-Country basis, the period from the Effective Date until the later of (a) the expiration of the last Valid Claim of a THERAVANCE Patent listed in Exhibit A (whether as of the Signing Date or through an update pursuant to Section 2.08(b) or due to an ASTELLAS election pursuant to Section 2.08(d)(iii)) in such Country that but for the licenses granted ASTELLAS hereunder would be infringed by the manufacture, use, importation or sale of the Licensed Product in such Country (for purposes of evaluating such infringement, pending Valid Claims shall be deemed to be issued), and (b) [*] after First Commercial Sale in such Country.  If (b) occurs later than (a), then the period from (a) to (b) is the “Know-How Royalty Term” with respect to such Country.  To avoid any doubt, there is only one Term-Basic per Country, regardless of the number of forms (including without limitation differing dosage forms and different versions of the Licensed Product that include any of the variations on TELAVANCIN referred to in the definition of THERAVANCE Compound) in which the Licensed Product is marketed in the particular Country.  In particular, this means that prong (b) does not recommence each time a new form of the Licensed Product is introduced in the particular Country.

Section 1.110                          “Term-Total” means on a Country-by-Country basis the period from the Effective Date until the later-to-expire of the Term-Basic and the Term-Additional in such Country.  As with Term-Basic and Term-Additional, there is only one Term-Total per Country.

Section 1.111                          “Territory” means worldwide, excluding Japan.

Section 1.112                          “THERAVANCE Compound” means TELAVANCIN and all salts, esters, complexes, chelates, hydrates, isomers, stereoisomers, crystalline and amorphous forms, prodrugs, solvates, metabolites and metabolic precursors (whether active or inactive) and pegylated forms of TELAVANCIN.

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 1.113                          “THERAVANCE IP” means the THERAVANCE Patents (including without limitation any Patents claiming THERAVANCE Inventions and THERAVANCE’s interest in any Patents claiming Joint Inventions); the THERAVANCE Know-How; the THERAVANCE Inventions; THERAVANCE’S interest in the Joint Inventions; and the THERAVANCE Product Trademarks. THERAVANCE IP excludes [*].

Section 1.114                          “THERAVANCE Invention” means an Invention that is invented (a) by any employee(s) or agent(s) of THERAVANCE or any of its Affiliates whether solely, jointly among themselves or jointly with one or more Third Party(ies) (including without limitation via subcontractors and service providers of any of them performing Development or Commercialization), or (b) by any Third Party with which THERAVANCE or any of its Affiliates has contracted to perform THERAVANCE’S obligations hereunder (without limiting the restrictions on THERAVANCE’S ability to subcontract or delegate its duties hereunder as set forth in Section 4.04).

Section 1.115                          “THERAVANCE Know-How” means all present and future Know-How relating to the THERAVANCE Compounds, Licensed Product or the THERAVANCE Inventions that is necessary or useful for ASTELLAS to perform its obligations or exercise its rights under this Agreement, and which during the Term-Basic are in THERAVANCE’s or any of its Affiliates’ possession or control and are or become owned by, or otherwise may be licensed to any of them, in each case to the extent Controlled by THERAVANCE or any THERAVANCE Affiliate.  THERAVANCE Know-How does not include (i) any THERAVANCE Patents (other than information contained in unpublished applications), or (ii) any [*].

Section 1.116                          “THERAVANCE Patents” means all Patents that are or become owned by THERAVANCE or THERAVANCE’s Affiliates, or as to which THERAVANCE or THERAVANCE’s Affiliates are or become licensed, now or in the future, to the extent (a) Controlled by THERAVANCE or any THERAVANCE Affiliate, and (b) covering the development, making, having made, use, offer for sale, sale or importation of any THERAVANCE Compound or Licensed Product (whether directly through their composition (including without limitation their formulation) or indirectly through their manufacture (including without limitation any article useful and/or consumed in such manufacture) or use (including without limitation methods of administration)).  The THERAVANCE Patents include without limitation those Patents set forth in Exhibit A as of the Signing Date (or through an update to Exhibit A under Section 2.08(b) or due to an ASTELLAS election under Section 2.08(d)(iii)); all continuations, continuations-in-part, divisionals, substitutions and other patent applications claiming priority thereto; all patents issuing on any of the foregoing; all renewals, extensions, reissues and re-examinations of any of the foregoing; and all counterparts to any of the foregoing in other countries.  THERAVANCE Patents exclude the [*].

Section 1.117                          “THERAVANCE Product Trademark” means any and all trademarks and (if any) trade dress that THERAVANCE or any of its Affiliates has on or before the Signing Date filed to register and/or registered for Licensed Product (or which are protected under common law) in the Territory, excluding any THERAVANCE Housemark.

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 1.118                          “Third Party” means a Person who is not a Party or an Affiliate of a Party.

Section 1.119                          “Third Party Claim” shall have the meaning set forth in Section 12.03(a).

Section 1.120                          “United States” means the United States, its territories and possessions.  “US” and “U.S.” each also have the same meaning.

Section 1.121                          “Valid Claim” means any claim of a THERAVANCE Patent (other than a Patent claiming a Joint Invention, subject to Section 2.08(d)(iii)) which claim(s) is pending in a patent application [*] or is in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not has been admitted to be invalid or unenforceable through reissue or disclaimer and has not lapsed or gone abandoned.  If in any country there should be two or more such decisions conflicting with respect to the validity or unenforceability of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.  [*] application that [*] because it [*] may [*].

ARTICLE 2

LICENSE RIGHTS AND OBLIGATIONS

Section 2.01                                License Grants From THERAVANCE to ASTELLAS. Subject to the terms of this Agreement and subject to THERAVANCE retaining such rights as it requires to perform its obligations under this Agreement, THERAVANCE hereby grants to ASTELLAS (i) an exclusive license during the Term-Basic in each Country under the THERAVANCE IP, (ii) subject to Section 2.08(d) and during the Term-Additional in each Country, a non-exclusive license under the THERAVANCE Patents, (iii) an exclusive sublicense under [*] under the [*] during the Term-Total in each Country (or if longer the life of the [*]), and (iv) a non-exclusive license under the THERAVANCE Know-How during the Term-Additional in each Country and thereafter, in each case:

(a)                                  to develop, have developed, use, have used, make, have made, import, have imported, market, have marketed, offer to sell, sell and have sold the Licensed Products for any and all indications in the Territory; and

(b)                                 to develop, have developed, make, have made, use, have used, import and have imported THERAVANCE Compounds, API Compounds and Licensed Products anywhere in the world (i.e., in Japan in addition to the Territory) for the sole purpose of: developing them (and having them developed), selling them and having them sold, using them and having them used, offering them and having them offered for sale, marketing them and having them marketed, and supplying them and having them supplied, for, in or to, in all of the foregoing cases, the Territory.

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

For the avoidance of doubt, THERAVANCE retains no right to sell (or license another to sell) API Compound or THERAVANCE Compound in the Territory to anyone other than ASTELLAS or an ASTELLAS Affiliate during the Term-Basic.

Section 2.02                                TD-1792 Option Grant To ASTELLAS. ASTELLAS shall have the exclusive option (the “Opt-In Right”) to Develop and commercialize the TD-1792 Compound pursuant to the terms and conditions set forth below in this Section 2.02.  While ASTELLAS’ Opt-In Right is in effect (i.e. from the Signing Date until it is exercised or expires unexercised), THERAVANCE shall provide ASTELLAS with quarterly written and oral updates (at the time of and through the JSC’s meetings) regarding TD-1792 Development, at a reasonable level of detail that includes at a minimum all information generated as of the date of the report that is or would be required to be included in the POC Data, as well as plans and objectives for the next twelve (12) months.  Subject to the terms of this Agreement, THERAVANCE hereby grants ASTELLAS an option to obtain an exclusive, royalty-bearing license under all relevant Know-How and Patents Controlled by THERAVANCE and/or its Affiliates during the term of this Agreement, to Develop and commercialize the TD-1792 Compound worldwide as follows:

(a)                                  no later than [*] prior to initiation of the first TD-1792 Phase 3 Study, THERAVANCE will deliver to ASTELLAS (in a manner and format to be designated by ASTELLAS) the POC Data (the date THERAVANCE provides the POC Data to ASTELLAS, the “Due Diligence Notice Date”);

(b)                                 within [*] of the Due Diligence Notice Date, ASTELLAS will notify THERAVANCE in writing as to whether or not it is exercising its Opt-In Right;

(c)                                  if ASTELLAS exercises its Opt-In Right, the Parties have a further [*] to negotiate and sign a definitive license, Development and commercialization agreement on substantially the same terms and conditions contained in this Agreement (it being understood by the Parties that they intend to carry over substantially the same economic terms, governance terms and allocation of responsibilities as set forth in this Agreement [*] as regards any [*] prior to the [*]; and

(d)                                 if ASTELLAS does not exercise its Opt-In Right within [*] of the Due Diligence Notice Date, THERAVANCE will be entitled to pursue all Development and commercialization of the TD-1792 Compound alone or in combination with a Third Party and ASTELLAS will have no other legal or financial claim to the TD-1792 Compound.

Section 2.03                                Further Commercialization In The Field. Subject to Section 16.06(b), other than with respect to TD-1792 and the THERAVANCE Compound, each Party agrees that it and its Affiliates will not commercialize (alone or with a Third Party) any other compound in the Field in the Territory for a period of [*] from the Effective Date.  Subject to Section 16.06(b), if either Party acquires or is acquired by a Person who is either merged into such Party or becomes an Affiliate of such Party, and such non-Party Person commercializes a compound in the Field at the time of the relevant transaction (the merger or acquisition transaction), then the Party and such Person will have a period

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

of [*] to effect a disposition of such other compound in the Field (which may be an out-license to endure until the end of such [*] period, or may be a more complete disposition) and no breach shall be deemed to have occured hereunder prior to the end of such [*].

Section 2.04                                Right To Sublicense. ASTELLAS shall have the right to grant sublicenses under the rights granted under Section 2.01, through one (1) or more tiers or layers of sublicensees without (except as provided below) consent, provided that ASTELLAS shall notify THERAVANCE of each such sublicense without unreasonable delay following any such grant of sublicense, [*] that any such [*]. ASTELLAS shall contractually require all of its sublicensees to comply with all terms and conditions of this Agreement applicable to sublicensees and ASTELLAS shall remain fully responsible for the compliance by such sublicensees with the applicable terms and conditions of this Agreement as if such sublicensees were ASTELLAS hereunder.  ASTELLAS shall secure all appropriate covenants, obligations and rights from any such sublicensee of it under this Agreement, including, but not limited to, intellectual property rights and confidentiality obligations in any such agreement or other relationship, to ensure that such sublicensee complies with all of ASTELLAS’ covenants and obligations to THERAVANCE under this Agreement that are applicable to sublicensees. ASTELLAS’ rights to sublicense its rights are limited to those expressly set forth in this Section 2.04.

Section 2.05                                Right To Appoint Distributors. ASTELLAS shall also have the right to appoint distributors in the Territory for the sale of the Licensed Products without consent. ASTELLAS shall at all times ensure that its distributors act fully in compliance with the applicable terms and conditions of this Agreement and shall be fully responsible for their compliance.

Section 2.06                                Duration Of License Grants.

(a)                                  The exclusive license set out in Section 2.01(i), and associated rights set out in Section 2.04 and Section 2.05, shall continue in accordance with what is stated therein on a Country-by-Country basis until royalty payment under Section 6.03(a) (as adjusted by Section 6.03(c) - Section 6.03(f)) is no longer due in the Country concerned (i.e., until the Term-Basic has expired with respect to such Country).

(b)                                 The non-exclusive license set out in Section 2.01(ii), and associated rights set out in Section 2.04 and Section 2.05, shall, subject to Section 2.08(d), be in effect in each Country during, [*] with respect to [*] the Term-Additional in such Country.

(c)                                  The exclusive sublicense set out in Section 2.01(iii), and associated rights set out in Section 2.04 and Section 2.05, shall be in effect during the Term-Total in each Country or if longer the term of the [*] in the particular Country.

(d)                                 The non-exclusive THERAVANCE Know-How license set out in Section 2.01(iv), and associated rights set out in Section 2.04 and Section 2.05, shall be in effect in each Country at all times after the end of the Term-Basic in such Country and is perpetual and royalty-free.

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 2.07                                Trademarks And Housemarks.

(a)                                  Trademarks. The Licensed Product shall be Commercialized under trademarks and trade dress [*].  Prior to any such proposed trademark(s) and trade dress being [*], ASTELLAS shall be responsible for undertaking their preliminary selection and shall be responsible for the procurement, filing and maintenance of trademark registrations for such trademarks and trade dress and all expenses related thereto.  All such trademarks and trade dress shall be deemed to be ASTELLAS Product Trademarks.  ASTELLAS (or an ASTELLAS Affiliate) shall exclusively own all ASTELLAS Product Trademarks.  ASTELLAS (or an ASTELLAS Affiliate) shall also exclusively own all trade dress and copyrights associated with the Licensed Product and any Promotional Materials.

(b)                                 Housemarks. Each Party acknowledges the goodwill and reputation that has been associated with the other Party’s Housemarks over the years, and shall use such Housemarks in a manner that maintains and promotes such goodwill and reputation and is consistent with trademark guidelines. Each Party shall take all reasonable precautions and actions to protect the goodwill and reputation that has inured to the other Party’s Housemarks, shall refrain from doing any act that is reasonably likely to impair the reputation of such Housemarks, and shall cooperate fully to protect such Housemarks.  To avoid any doubt, neither Party grants to the other any license, express or implied, with respect to any Housemarks; provided, however, that THERAVANCE hereby grants ASTELLAS a license (with rights to sublicense Affiliates, sublicenses and distributors of Licensed Product) under the entire right, title and interest in and to the THERAVANCE Housemarks and all intellectual property rights therein to use and display the THERAVANCE Housemarks solely for the purpose of and to the extent necessary or reasonably required to comply with ASTELLAS’ obligations under this Agreement (for example, to identify THERAVANCE as the licensor of Licensed Product in accordance with Section 7.02).

Section 2.08                                Further THERAVANCE Inventions, In-Licensing and Updates to Exhibit A; Covenants.

(a)                                  Inventions. In accordance with the definitions of ASTELLAS Inventions and THERAVANCE Inventions, Inventions invented by their subcontractors and service providers performing Development and/or Commercialization hereunder are included within the ASTELLAS Inventions and THERAVANCE Inventions.  Each Party shall use Diligent Efforts to make its contractual arrangements with such subcontractors and service providers (including without limitation manufacturers or those performing process development) such that the contracting Party shall own, or otherwise Control within the scope of the licenses granted ASTELLAS under Section 2.01, any such Inventions that regard THERAVANCE Compound or Licensed Product (or a method of manufacture or use thereof).  If THERAVANCE does not Control exclusive rights under the THERAVANCE Patent corresponding to a particular such THERAVANCE Invention (to avoid any doubt, we refer here to exclusive rights within the scope of the grants listed out in Section 2.01(a) and Section 2.01(b), without regard to whether the Patent has broader coverage nor whether THERAVANCE would Control any rights outside the scope of the grants listed out in Section 2.01(a) and Section 2.01(b)), then such THERAVANCE Patent’s claims shall not be deemed to be Valid Claims of

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

THERAVANCE Patents listed on Exhibit A at any time for purposes of determinining the Term-Basic (and thus royalty payments hereunder) in each Country in which THERAVANCE does not Control such exclusive rights (but shall be considered to be Valid Claims of THERAVANCE Patents for the purpose of determining any Term Additional should ASTELLAS elect to have a non-exclusive license therein under Section 2.08(d)(ii)).

(b)                                 Exhibit A Updates. Exhibit A shall be updated by the Parties at least quarterly to reflect additional THERAVANCE Patents on THERAVANCE Inventions first filed prior to [*] after the Signing Date (“Exhibit A Period”).  No further updates will be made to Exhibit A after the Exhibit A Period, but if the Parties make an error and fail to include such a Patent filed within the Exhibit A Period on Exhibit A through the regular updates, and the error is discovered after such time period, then ASTELLAS may at its option include such Patent on Exhibit A by written notice to THERAVANCE.

(c)                                  Further In-Licensing for the Licensed Product. With respect to all Patents and Know-How that THERAVANCE or any of its Affiliates acquires, in-licenses or otherwise obtains rights to Control after the Signing Date, to the extent specific to Licensed Product or THERAVANCE Compound, such Patents and Know-How will fall within the definition of THERAVANCE IP and be licensed to ASTELLAS under this Agreement.  THERAVANCE and its Affiliates shall not, however, during the term of this Agreement acquire, in-license or otherwise obtain rights in the Territory to any Patents or Know-How intended particularly for Licensed Product(s) or THERAVANCE Compound(s) without first obtaining ASTELLAS’ written consent (and all discussions seeking such consent shall be conducted in accordance with the procedures set forth in Section 13.07).  ASTELLAS is entitled to withhold such consent, and the expectation going forward from the Effective Date is that to the extent additional Patents and Know-How will be in-licensed particularly for the purpose of covering the THERAVANCE Compound or Licensed Product, ASTELLAS will be the in-licensing Party and have a direct relationship with the Third-Party licensor.

(d)                                 Election Regarding Rights During Term-Additional.

(i)                                     No later than eighteen (18) months prior to the expiration of the Term-Basic in each Country, THERAVANCE shall notify ASTELLAS in writing of which THERAVANCE Patents (including without limitation Patents claiming Joint Inventions) THERAVANCE believes would cover the THERAVANCE Compound or Licensed Product or the manufacture or use of either of them in such Country as of the expiration of the Term-Basic in such Country.  If ASTELLAS wishes to maintain a license beyond the end of the then-Term-Basic under any THERAVANCE Patents noticed by THERAVANCE in such Country, then ASTELLAS shall within [*] after the deadline for THERAVANCE’s notice (or if noticed late, [*] after THERAVANCE actually provides such notice) notify THERAVANCE in writing of the license ASTELLAS desires in such Country.  This license may be exclusive or non-exclusive, and may be for some or all of the THERAVANCE Patents of which THERAVANCE has notified ASTELLAS.  ASTELLAS shall specify these details in its notice.

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(ii)                                  If ASTELLAS elects a non-exclusive license in such Country for any THERAVANCE Patent(s) (other than Patents claiming Joint Inventions) identified in THERAVANCE’s notice, then ASTELLAS shall have a non-exclusive license under such THERAVANCE Patent(s) in such Country, [*] in accordance with [*] with respect to [*].

(iii)                               If ASTELLAS elects an exclusive license in such Country under any THERAVANCE Patent(s) identified in THERAVANCE’s notice, then the THERAVANCE Patent(s) that ASTELLAS identifies in its notice (“Exclusively Elected Patents”) shall be automatically deemed included in Exhibit A with respect to such Country, thus extending the Term-Basic in such Country (until the expiration of the last Valid Claim of the Exclusively Elected Patents that supports the continued duration in such Country of the Term-Basic in accordance with the definition of Term-Basic).  Accordingly, Net Sales in such Country shall continue to be royalty-bearing according to the rates of Section 6.03(a) (as adjusted by Section 6.03(c) - Section 6.03(f)) until the expiration of the thus-extended Term-Basic.  To be clear, ASTELLAS may make its election for the exclusive license for any THERAVANCE Patent, including without limitation any that is a Patent claiming a Joint Invention, and if ASTELLAS elects to take an exclusive license for a Patent claiming a Joint Invention, then such Patent’s claims shall be entitled to qualify as Valid Claims and it shall be deemed to be listed on Exhibit A (to the same effect as generally described in this subsection (iii) with regard to the Term-Basic and royalties due on Net Sales in the relevant Country).

(iv)

(A)                              For the avoidance of doubt, ASTELLAS will have an exclusive license under THERAVANCE’s rights in any Patents claiming Joint Inventions for so long as ASTELLAS pays a royalty according to the rates of Section 6.03(a) (as adjusted by Section 6.03(c) - Section 6.03(f)) with respect to Net Sales in each Country.  If all Valid Claims in THERAVANCE Patents listed on Exhibit A (whether as of the Signing Date or thereafter through an update under Section 2.08(b) or due to an ASTELLAS election under Section 2.08(d)(iii) with respect to a THERAVANCE Patent that does not claim a Joint Invention) have expired in a particular Country, and ASTELLAS does not desire to continue its exclusive rights in Patents claiming Joint Inventions that have not yet expired in such Country, ASTELLAS can choose to rely on its ownership rights in such Patents claiming Joint Inventions and stop paying royalty to THERAVANCE whereupon THERAVANCE shall be free to license its rights in any such Patents to Third Parties, except not to the exclusion of ASTELLAS, in accordance with the following:

(B)                                Other than as licensed under Section 2.01, the Parties wish to achieve, to the maximum extent permitted by Law in each OUS Country, the rights of joint owners of US patents based on co-inventorship in the absence of a written agreement (i.e., that each may practice and license the jointly owned Patent without a duty of accounting to the other, again except to the extent otherwise licensed under Section 2.01).  Accordingly, each Party hereby grants all permissions and consents and licenses, and hereby waives all of the other Party’s duties of accounting (or other

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

right of the waiving Party to payment (other than a royalty explicitly agreed to under this Agreement) in respect of such practice or licensing), to the full extent required to achieve such result in each OUS Country, and agrees to execute and deliver all documents reasonably required to evidence, record or effect such permissions, consents, licenses and waivers.  To be clear, the background rights of the Parties as joint owners are further subject to the license grant of Section 2.01.  Also (but without limiting royalties that may apply by application of Section 2.08(d)(iii)), any licenses granted under this Section 2.08(d)(iv)(B) shall not be deemed licenses for purposes of determining Patent coverage by reference to Patents that would be infringed “but for” the licenses granted hereunder, in the definitions of Term-Basic and Term-Additional (i.e., anything that is done to achieve the background rights of the Parties as joint owners of Patent claiming Joint Inventions shall not be considered to constitute a royalty-bearing license).

(v)                                 If ASTELLAS declines to maintain a license under any THERAVANCE Patent(s) identified in THERAVANCE’s notice (either non-exclusive under Section 2.08(d)(ii) or exclusive under Section 2.08(d)(iii)), then those THERAVANCE Patent(s) for which ASTELLAS declines to maintain a license shall be excluded from the THERAVANCE Patents in such Country from the time that the Term-Basic expires in such Country forward and forever.

(vi)                              Should THERAVANCE omit any relevant THERAVANCE Patent from a notice under subsection (i), then once THERAVANCE becomes aware of the error it shall promptly notify ASTELLAS in writing, and ASTELLAS shall be entitled to make its licensing election (whether to have a license at all, in which Country(ies), and whether any license shall be exclusive or non-exclusive) with respect to the newly-noticed THERAVANCE Patent within [*] days after receipt of this notice.

(vii)                           The elections of this Section 2.08(d) operate on a Country-by-Country basis.  ASTELLAS is not required to make worldwide elections, rather, it is entitled to make its elections under this Section on a Country-by-Country basis.

(viii)                        The Parties may negotiate different royalty rates and licenses than set forth above in this Section 2.08(d) for the Patents referred to in this Section 2.08(d), however, for different royalty rates or licenses to apply, an amendment under Section 16.13 would be required.

ARTICLE 3

GOVERNANCE

Section 3.01                                Overviews.

(a)                                  Various Plans and Their Relationships to Each Other and This Agreement. This Agreement provides for four (4) different Licensed Product-related plans, three (3) covering the Initial Indications in the US (namely, the Basic Development Plan, the Basic Commercial Plan, and the Detailed Development Plan) and one covering marketing activities worldwide (namely, the Medical Marketing Plan).  The Basic Development

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Plan and Basic Commercial Plan represent the Parties’ agreement as of the Signing Date as to Development and Commercialization, respectively (until [*] after the first US Marketing Authorization) of Licensed Product for the Initial Indications for the US market.  These Plans may only be changed by mutual agreement between the Parties as set forth in Section 3.05(b).  The Detailed Development Plan is intended to implement the Basic Development Plan at a detailed level, consistent with the Basic Development Plan and this Agreement.  The Medical Marketing Plan is intended to implement the Basic Commercial Plan in the United States at a detailed level (in a manner consistent with the Basic Commercial Plan and this Agreement), as well as to describe ASTELLAS’ OUS Commercialization.  The Medical Marketing Plan and changes and updates thereto are to be established in accordance with Section 5.01.

(b)                                 Governance Structures And Management. The Parties’ collaboration hereunder will be managed at a high level by a Joint Steering Committee (the JSC, as defined in Section 3.02) responsible for strategic decisions and high-level management of the collaboration operating by consensus, as and within the limits further set forth below.  At a more detailed level, a TELAVANCIN Product Management Team will be responsible for making decisions required to implement the plans approved by the Joint Steering Committee and making tactical decisions consistent with the plans approved by the Joint Steering Committee and implementing the plans.

(c)                                  General Guidelines And Initial Coordination Efforts. In all matters related to the collaboration established by this Agreement, the Parties shall strive to balance as best they can the legitimate interests and concerns of the Parties and [*] of the Licensed Product.  In all matters relating to this Agreement, the Parties shall seek to comply with good pharmaceutical and environmental practices.  The Parties intend, following the Effective Date, to organize meetings of applicable internal staff to communicate and explain the provisions of this Agreement to ensure the efficient and timely Development and Commercialization of the Licensed Product.

Section 3.02                                Joint Steering Committee.

(a)                                  Purpose. The purposes of the Joint Steering Committee (hereinafter the “JSC”) shall be to provide a forum (i) to oversee the Development and Commercialization of the Licensed Product and (ii) to resolve disputes concerning the Development and Commercialization of the Licensed Product in accordance with Section 3.06(a).

(b)                                 Members. Within ten (10) days after the Effective Date, the Parties shall establish the JSC, and ASTELLAS and THERAVANCE shall each designate four (4) employees as representatives.  Each of ASTELLAS and THERAVANCE may replace any or all of its representatives on the JSC with another (or other) employee(s) at any time upon written notice to the other Party.  Such representatives shall include individuals who have the relevant experience and expertise to oversee Development and/or Commercialization of Licensed Product. Each Party shall at all times have a JSC member who is at a level of Vice President or above.  A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of

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the JSC. ASTELLAS and THERAVANCE each may, on advance written notice to the other Party, invite non-member representatives of such Party to attend meetings of the JSC. The JSC shall be chaired on an alternating basis by a representative from each Party for one-year terms.  The first year’s chairman shall be a representative of THERAVANCE. The Party that has not selected the chairman for that year shall select one of its representatives to be secretary for that year.

(c)                                  Responsibilities. The JSC shall perform the following functions:

(i)                                     Review and approve Detailed Development Plans with respect to Licensed Product Development to support Marketing Authorizations for the Initial Indications (such Detailed Development Plans to be initially prepared by THERAVANCE within ninety (90) days after the Effective Date and discussed initially at the TELAVANCIN Product Management Team level);

(ii)                                  Review and approve the Medical Marketing Plans prepared by the TELAVANCIN Product Management Team and any material changes proposed by the TELAVANCIN Product Management Team (but this approval extends only to aspects of the Medical Marketing Plan that do not involve decisions reserved to ASTELLAS under Section 3.05(c));

(iii)                               Review and approve the life cycle management of the Licensed Product;

(iv)                              Review, approve, and monitor regulatory strategy and activities for the Licensed Product in accordance with ARTICLE 8;

(v)                                 Discuss the state of the markets for Licensed Product and opportunities and issues concerning the Commercialization of Licensed Product, including consideration of marketing and promotional strategy, market research plans, labeling, Licensed Product platform positioning and Licensed Product profile issues;

(vi)                              At each meeting review the Development and Commercialization activities for Licensed Product in the Territory as reported by the responsible Party including reviewing and approving any material changes proposed by THERAVANCE and/or ASTELLAS (to avoid any doubt, this means changes to Development and Commercialization activities themselves, not changes to the contractual terms (terms of this Agreement) surrounding such activities, which contractual terms may only be amended by the Parties in accordance with Section 16.13);

(vii)                           At each meeting, review the status of all Studies conducted on Licensed Product and any results therefrom;

(viii)                        At each meeting, review Net Sales for the year-to-date, as available;

(ix)                                In accordance with the procedures established in Section 3.06, resolve disputes and disagreements between the Parties; and

(x)                                   Have such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(d)                                 Meetings. Until [*] after the first Marketing Authorization in the US, the JSC shall have at least quarterly meetings and more frequently as ASTELLAS and THERAVANCE mutually agree.  Thereafter, the JSC shall have semi-annual meetings for at least [*].  After that, the JSC will not have standing meetings but either Party may call a special meeting, if required, for consultation or discussions on an as-needed basis with respect to matters within the JSC’s purview as set forth below (but not more frequently than quarterly).  In the first year after the Effective Date, all of the required JSC meetings shall be face-to-face, but thereafter they may take place by video- or tele-conference; provided, however, that at least two (2)  meetings per year until [*] after the first Marketing Authorization in the US shall be face-to-face.  The location of the meetings shall alternate between the offices of THERAVANCE and ASTELLAS, or such other location as the Parties may mutually agree, with the first meeting occurring at THERAVANCE’s facilities within twenty (20) days after the establishment of the JSC.

(e)                                  Minutes Of Committee Meetings. Definitive minutes of all JSC meetings shall be finalized no later than thirty (30) Business Days after the meeting to which the minutes pertain as follows:

(i)                                     Within ten (10) Business Days after a JSC meeting, the secretary of the JSC shall prepare and distribute to all members of the JSC draft minutes of the meeting. Such minutes shall provide a list of any issues in dispute.

(ii)                                  The Party members of the JSC shall have ten (10) Business Days after receiving such draft minutes to collect comments thereon and provide them to the secretary of the JSC.

(iii)                               Upon the expiration of such second ten (10) Business Day period, the Parties shall have an additional ten (10) Business Days to discuss each other’s comments and finalize the minutes. The secretary and chairperson of the JSC shall each sign and date the final minutes. The signature of such chairperson and secretary upon the final minutes shall indicate each Party’s assent to the minutes.

(f)                                    Expenses. Each Party shall be responsible for all travel and related expenses for its members and other representatives to attend meetings of, and otherwise participate on the JSC.

(g)                                 Limits of Authority. The JSC shall have only those powers and that authority explicitly set forth in this Agreement for it and is subject to the terms and conditions of this Agreement.  The JSC shall be kept apprised of, but shall have no decision-making or deliberative authority respecting Contracting Issues, Deployment Issues and Distribution Issues, which are ASTELLAS’ sole responsibility and right to decide in accordance with Section 3.05(c). The JSC shall have no power or authority to

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amend or waive compliance with this Agreement, the Basic Development Plan or the Basic Commercial Plan.

(h)                                 JSC Decision-Making. The manner in which the JSC makes decisions is described in Section 3.05(a) with any disputes among the JSC being resolved as per Section 3.06.

Section 3.03                                TELAVANCIN Product Management Team.

(a)                                  Purpose.  It is the Parties’ intent that the relevant employees from each Party work together in a [*] team (the “TELAVANCIN Product Management Team”) to effectively Commercialize the Licensed Product.  The TELAVANCIN Product Management Team will be responsible, in particular, for [*].   The TELAVANCIN Product Management Team is expected to meet regularly and have a close and ongoing day-to-day working relationship, each during the US pre-launch period and through [*] after First Commercial Sale in the US.  Both Parties’ TELAVANCIN Product Management Team members shall be responsible for implementing the [*], all as further described in ARTICLE 5.  The TELAVANCIN Product Management Team shall be led by THERAVANCE personnel with respect to US Initial Indication Development activities and US Initial Indication Promotional Med/Ed issues, and be led by ASTELLAS personnel with respect to all other Development and Commercialization activities.  Such leadership, in each case, shall be subject to consistency and compliance with the Plan(s), if any, applicable to such activities, and the terms and conditions of the Agreement.  Leadership in this context means that the lead Party will take responsibility to initiate and formulate plans covering the applicable activities using the full resources of the TELAVANCIN Product Management Team (including without limitation the input and participation of non-lead members).

(b)                                 Composition. The TELAVANCIN Product Management Team shall be composed of a maximum of [*] THERAVANCE employees and as many ASTELLAS employees as ASTELLAS deems necessary.  In any case, each Party shall be entitled to have at least [*] TELAVANCIN Product Management Team members and may designate and replace its own members by written notice to the other Party.  During time periods with respect to which the medical marketing services fee is due under Section 3.03(d), THERAVANCE shall have at least [*] fully dedicated employees as TELAVANCIN Product Management Team members.  The TELAVANCIN Product Management Team will be composed of individuals having appropriate experience in marketing, market analytics and forecasting, pharmacoeconomics and clinical development.

(c)                                  Responsibilities. The TELAVANCIN Product Management Team shall perform the following functions as approved by the JSC:

(i)                                     Prepare the Medical Marketing Plan for submission to and review and approval by the JSC, [*] — in every case subject to consistency with the Basic Development Plan and Basic Commercial Plan (and, consistent with Section 3.05(c), certain decisions ASTELLAS is entitled to make) as further outlined in Section 5.01;

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(ii)                                  Prepare and present to the JSC for approval [*], including but not limited to [*] (subject to consistency with the Basic Commercial Plan);

(iii)                               On an annual rolling basis beginning within six (6) months of the Effective Date, update and amend the Medical Marketing Plan for the following Calendar Year so that it can immediately thereafter submit to the JSC such proposed Medical Marketing Plan for review and approval;

(iv)                              Recommend to the JSC any material amendments or modifications to the Medical Marketing Plan during the Calendar Year with respect to the US;

(v)                                 Provide reports to the JSC regarding the state of the markets for Licensed Product and opportunities and issues concerning the Commercialization of the Licensed Product, including consideration of [*];

(vi)                              Review Net Sales for the year-to-date, as available, and provide reports with assessments and recommendations to the JSC;

(vii)                           Regularly review ASTELLAS’ progress to [*] in the United States that is consistent with the Medical Marketing Plan.  Such [*] will be undertaken by ASTELLAS; and

(viii)                        Have such other responsibilities as may be assigned to the TELAVANCIN Product Management Team pursuant to this Agreement or as may be mutually agreed upon by the Parties through the JSC in final, undisputed written minutes from time to time.

(d)                                 Expenses. With respect to TELAVANCIN Product Management Team members from THERAVANCE directed at Commercialization, ASTELLAS will pay THERAVANCE an annual medical marketing services fee equal to [*] in each year through [*] after the first Marketing Authorization in the US — up to a maximum over the life of this Agreement of [*] — but ASTELLAS shall not be responsible for any other Commercialization expenses, internal or external, incurred by THERAVANCE without ASTELLAS’ prior written agreement, except as provided in Section 5.03 with regard to expenses that are below the threshold stated in such Section for written approval to be required, provided that such expenses below such threshold are within the budget and consistent with the Medical Marketing Plan.  This annual [*] medical marketing fee will be paid [*] commencing with 2006.  Further, after [*] from the year the first US Marketing Authorization is obtained, the Parties do not intend for ASTELLAS to further pay the medical marketing services fee described in this Section 3.03(d).

(e)                                  Decision-Making. It is the Parties’ intent that disputes within the TELAVANCIN Product Management Team be resolved within the team or through escalation to ASTELLAS’ Vice President, Marketing and Sales, Hospital Products (or successor position) and the Senior Vice President, Commercial Development (or successor position) at THERAVANCE.  In the failure of agreement, either Party may escalate disputed issues within the TELAVANCIN Product Management Team’s authority and responsibility, as provided herein, to the JSC for resolution.  The Parties

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acknowledge escalation to the JSC is intended to be extraordinary, and instead the TELAVANCIN Product Management Team is expected to have a close working relationship and work out issues within their area of responsibility in a manner acceptable to each Party and consistent with the Plans and this Agreement.  The TELAVANCIN Product Management Team shall not be empowered to make any decision inconsistent with any Plan and shall not make any decision inconsistent with or that undermines any such applicable Plan.

(f)                                    Limits of Authority. The TELAVANCIN Product Management Team shall have only those powers and that authority explicitly set forth in this Agreement for it and is subject to the terms and conditions of this Agreement.  The TELAVANCIN Product Management Team shall be kept apprised of, but shall have no decision-making or deliberative authority respecting Contracting Issues, Deployment Issues and Distribution Issues, which are ASTELLAS’ responsibility and right to decide in accordance with Section 3.05(c).  The TELAVANCIN Product Management Team shall have no power or authority to amend or waive compliance with this Agreement, the Basic Development Plan, or the Basic Commercial Plan.

Section 3.04                                Budgeting. The Plans include maximum budgets that cannot be exceeded without ASTELLAS’ prior written consent. Annually, the TELAVANCIN Product Management Team shall prepare a detailed annual budget for the upcoming Calendar Year.  This process shall commence in June.  The annual budget shall be finalized by the end of September annually and is subject ultimately to approval by ASTELLAS, within the guidelines set forth in the Basic Commercial Plan.  In any case, ASTELLAS shall not be required to approve any budget that exceeds the applicable limits set forth in the Plans.

Section 3.05                                Decision-Making.

(a)                                  General. The JSC may make decisions with respect to any subject matter that is subject to the JSC’s decision-making authority and functions as set forth in Section 3.02(c).  All decisions of the Joint Steering Committee shall be made by consensus, with the representatives from each Party presenting a unified position on behalf of such Party.  The JSC shall use Diligent Efforts to resolve the matters within its authority.  The JSC’s decisions must be consistent at all times with the Plans and this Agreement.

(b)                                 Plan Changes. The Basic Development Plan and the Basic Commercial Plan each contain a section entitled “Commitments”. Because changes to the “Commitments” section of the Basic Development Plan and Basic Commercial Plan are fundamentally business decisions, the Parties consider that any change to the “Commitments” sections of such Plans (provided that such changes are not subject to decision-making authority of ASTELLAS pursuant to Section 3.05(c)), should be decided by the Parties and not by recourse to the dispute resolution provisions of Section 3.06 nor to any form of dispute resolution (including without limitation court and arbitration), except to the extent of any Contract Compliance Dispute described in Section 3.06(c).  Accordingly, the Parties intend and agree that (i) any change to the “Commitments” section(s) of either and/or both such Plan(s) shall only be made if the Parties mutually in their sole discretions (subject to consistency with the exercise of Diligent Efforts and this

Agreement’s terms) agree to the change (in the manner provided in Section 16.13 with respect to all amendments); (ii) the JSC — while it may discuss any such change proposed by a Party — shall have no authority to agree to any such change; and (iii) the dispute resolution procedures set forth in Section 3.06(b) shall not apply to any disagreement or failure of consensus regarding whether or how to change the “Commitments” section of either and/or both such Plan(s).  The Parties acknowledge that it is their intent that any change to the “Commitments” section of either and/or both such Plan(s) should only be supportable by material changes in the underlying circumstances surrounding Licensed Products.

(c)                                  Contracting Issues, Deployment Issues and Distribution Issues.

(i)                                     General.  Contracting Issues, Deployment Issues and Distribution Issues shall be at the sole discretion of ASTELLAS. [*] right [*] without [*] in accordance with [*].    Provided that ASTELLAS exercises its right to make these decisions consistent with the applicable Plans and any requirements that it apply Diligent Efforts with respect to the subject matter of the decision, disputes regarding the exercise of any decision by ASTELLAS with regard to a Contracting Issue, Deployment Issue or Distribution Issue shall not be referable to dispute resolution under Section 3.06(b).    Moreover to avoid any doubt, ASTELLAS cannot deem an amendment to the Net Sales definition herein to be a Contracting Issue within its sole discretion and, absent a mutually agreed upon amendment, shall comply with the Net Sales definition as written herein for purposes of calculating payments due hereunder.

(ii)                                  Pricing.  Notwithstanding anything else express or implied in this Agreement, ASTELLAS shall have the sole authority to make the decision as to all Licensed Product pricing matters [*], and while ASTELLAS will share information and THERAVANCE may express its ideas and concerns through JSC and TELAVANCIN Product Management Team participation regarding [*] pricing matters, none of THERAVANCE, the JSC nor the TELAVANCIN Product Management Team shall have any decision-making authority with regard to [*] pricing matters.

Section 3.06                                Dispute Resolution.

(a)                                  Work Towards Consensus. With respect to any issue that the JSC is empowered to decide that is in dispute, if the JSC cannot reach consensus within thirty (30) Business Days after the issue has been brought to the attention of the full JSC, then such issue shall be referred to the Chief Executive Officer of THERAVANCE and the Chief Executive Officer of ASTELLAS US, LLC (collectively, the “Officers”) for resolution.  The Parties accept that the use of the Officers for resolution of any unresolved issues will be on an exceptional basis.  If any disputes arise between the Parties regarding this Agreement or its interpretation that are not those Development and Commercialization matters the JSC is empowered to decide, either Party may refer the matter directly to the Officers for discussion (without first calling a JSC meeting and waiting an additional thirty (30) Business Days as with issues that go first to JSC discussions).

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(b)                                 Resolution by Third Party. If the Officers are unable to reach consensus within thirty (30) Business Days after the matter has been referred to them, except for Excluded Issues under Section 3.06(c),   the final decision will be made by a mutually acceptable Third Party arbitrator.  Either Party can initiate such arbitration on 30 days written notice to the other Party (given at any time following the period of the Officers’ discussions).  The Parties will use best efforts to agree on an arbitrator within such 30-day period.  If the Parties do not agree on an arbitrator within such 30 days, then the Parties’ proposed arbitrators (one proposed by each Party) shall within 15 additional days choose the arbitrator, who shall be unaffiliated with both Parties and their respective Affiliates.  If the Parties’ proposed arbitrators fail to timely select the arbitrator, the Parties shall engage a single arbitrator (unaffiliated with both Parties) from and selected by the organization JAMS (standing for “Judicial Arbitration and Mediation Services”) (“JAMS”), to be appointed within ten (10) additional Business Days.  Such arbitration will occur as promptly as practicable, but in no event later than 60 days following selection of the arbitrator and will be held in New York City, New York.  The arbitration shall be conducted in accordance with the JAMS rules.  The decision of the arbitrator will be final and binding on the Parties; provided that either Party shall retain all rights to bring an action against the other to enforce the arbitrator’s decision.

(c)                                  Excluded Issues. Notwithstanding anything express or implied to the contrary in this Agreement, decisions regarding changes to the “Commitments” sections of the Plans and ASTELLAS’ exercise of its right to make the decisions regarding Deployment Issues, Contracting Issues, and Distribution Issues shall not be referable to dispute resolution under Section 3.06(b) nor to any other form of dispute resolution (including without limitation court and, other than as provided in this subsection 3.06(c) for Contract Compliance Disputes, arbitration), except to the extent required to determine whether each Party has acted in accordance with (i.e., has not breached) this Agreement (including without limitation the obligations set forth in this Agreement that it devote (and agree to devote) Diligent Efforts, and the obligations to act consistent with the Basic Development Plan and/or the Basic Commercial Plan) (each a “Contract Compliance Dispute”).  Contract Compliance Disputes are referable for dispute resolution under Section 3.06(b).  In addition, notwithstanding anything express or implied in this Agreement and absent fraud in connection with any dispute resolution under Section 13.01(c), Patent Resolution Issues remaining unresolved after initial dispute resolution under Section 3.06(a) shall not be referable for dispute resolution under Section 3.06(b), but shall instead be resolved as set forth in Section 13.01(c).

(d)                                 Exclusive Procedures. The procedures set forth in this Section 3.06  (including without limitation by reference to Section 13.01(c)) shall be the sole and exclusive procedures for resolving disputes between the Parties in connection with this Agreement.  The only exceptions to this are that either Party may (i) seek preliminary injunctive relief from a court having jurisdiction over both Parties pending the outcome of a dispute resolution in accordance with this Section 3.06,  (ii) seek injunctive relief from a court having jurisdiction over both Parties for a breach or a threatened breach of Article 10, or (iii) seek judicial enforcement of the arbitrator’s decision.

ARTICLE 4

DEVELOPMENT OF LICENSED PRODUCT

Section 4.01                                Obligations For Development.

(a)                                  General. THERAVANCE, acting through the TELAVANCIN Product Management Team, shall have the overall responsibility for, and use Diligent Efforts in, assuring the performance of all Development activities (x)  for the Initial Indications to support an application for Marketing Authorization in the US in accordance with the Detailed Development Plan and Basic Development Plan, and in particular for the desired label identified in the Basic Development Plan, and (y) delivery of the First Commercial Sale Stock.  This shall include, where applicable, preparing relevant US regulatory filings (as contemplated under ARTICLE 8) for the Licensed Product for the Initial Indications.  ASTELLAS shall use Diligent Efforts to advance such Licensed Product through regulatory filings outside the U.S. for Initial Indications for the Major Market Countries and other Countries, and through Development for Other Indications. THERAVANCE will maintain such scientific support for the Licensed Product, including without limitation microbiology, PK/ADME, and toxicology, as is deemed necessary by the JSC.

(b)                                 Development Funding Responsibilities. THERAVANCE shall be responsible for and pay all Registration Expenses for Initial Indications to support an NDA submission for such indications in the US for the Target Label from [*] to the time of FDA approval of the Initial Indications;  provided, however, that: (i) should such costs and expenses exceed [*], then to the extent incurred in a manner consistent with the Basic Development Plan and the Detailed Development Plan (for post-Effective Date costs and expenses) ASTELLAS shall pay to THERAVANCE an amount equal to [*];  provided, however, that ASTELLAS shall not be obligated to pay THERAVANCE more than [*] pursuant to this clause (i) without ASTELLAS’ prior written consent; and (ii) should such costs and expenses (incurred in a manner consistent with the Basic Development Plan and Detailed Development Plan, for post-Effective Date costs and expenses) be less than [*].  THERAVANCE represents that Registration Expenses from [*] total approximately [*].  Within thirty (30) days after the Effective Date, THERAVANCE shall (in conjunction with and as part of providing the Detailed Development Plan) provide for JSC review a budget for all remaining Registration Expenses.  Thereafter, quarterly, THERAVANCE shall provide actual-to-budget Registration Expense expenditures for the past quarter as well as an updated budget for JSC review.  All Registration Expenses shall be reported to the JSC on a quarterly basis and the amounts owed by one Party to the other, as applicable, determined by the JSC at the appropriate time (in the case of (ii), no later than thirty (30) days after receipt of the US Marketing Authorization for the Licensed Product for the Initial Indications).  Any dispute regarding an amount owed will be handled by the normal dispute mechanism (see Section 3.06).  Payments will be made within twenty (20) Business Days of the determination by the JSC.  ASTELLAS shall be responsible for and pay all costs and expenses for Development activities beyond the scope of those activities covered by the Registration Expenses.  To the extent this would involve covering any costs or expenses incurred by or for THERAVANCE or its Affiliate, such costs and expenses must be specifically

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budgeted for in advance in accordance with Section 3.04 (provided that in no event shall ASTELLAS be obligated to cover or reimburse anything other than external out-of-pocket expenses).  In the event this Agreement terminates for any reason other than material breach by THERAVANCE or a for-cause termination under Section 14.03,  in either case prior to the first NDA Filing Milestone set forth in Section 6.02(b), ASTELLAS shall be responsible for and pay (X) [*] through the date of termination (post-Effective Date, to the extent incurred consistent with the Basic Development Plan and Detailed Development Plan), less (Y) [*].

(c)                                  Development Cost Sharing During the Economic Integration Period. Notwithstanding anything to the contrary herein, during the Economic Integration Period, ASTELLAS shall be responsible for and shall pay up to a total of [*] in Development expenses to the extent actually incurred by THERAVANCE to develop Licensed Product for HAP.  ASTELLAS shall pay such amount promptly after being invoiced in writing by THERAVANCE for such amount, and THERAVANCE shall provide supporting documentation as to such costs actually incurred if requested by ASTELLAS.  Amounts paid by ASTELLAS pursuant to this Section are deemed included in Registration Expenses for all purposes under this Agreement (excluding only the requirement that ASTELLAS pay such amount, unlike all other Registration Expenses, which are paid by THERAVANCE).

(d)                                 Reporting. Quarterly, each Party shall keep the JSC fully and timely advised of ongoing Development activities by providing the JSC with an update report that includes information as to every (i) initiation (i.e., first person dosed) of any study involving the Licensed Product, and (ii) the last person dosed/last visit in any study relating to the Licensed Product, in each case in the quarter leading up to the report.  This report shall be in addition to quarterly reports to the JSC on other subject matter in connection with its regular meetings.

(e)                                  Notification. The Party responsible to conduct the activity shall immediately notify the other Party and provide particulars of any halt or substantial delay in any development program or clinical study, any obstacles in the Licensed Product reaching the market and any substantial changes anticipated in the sales potential of the Licensed Product.  Details shall be provided to the members of the JSC.

(f)                                    Diligent Efforts. THERAVANCE shall use Diligent Efforts for Development activities related to the Initial Indications and in pursuing regulatory approvals for Initial Indications in the U.S., in accordance with the terms of ARTICLE 8.  ASTELLAS shall use Diligent Efforts for Development of Other Indications and in pursuing regulatory approvals for Initial Indications and Other Indications outside the U.S. and Other Indications in the U.S., all in accordance with the terms of ARTICLE 8 and consistent with Section 4.01(a).

Section 4.02                                ASTELLAS Assistance. ASTELLAS will endeavor to provide THERAVANCE, upon THERAVANCE’s request, and at ASTELLAS’ sole discretion, such assistance as may be reasonably required by THERAVANCE to achieve its

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Development obligations, which such assistance may be provided directly or through ASTELLAS’ vendors or contractors.

Section 4.03                                Transfer Of THERAVANCE Know-How. Without unreasonable delay following the Effective Date (and in any event within ninety (90) days thereafter and with respect to items not yet available to THERAVANCE as of the Effective Date as soon as available to THERAVANCE), THERAVANCE shall make available and transfer to ASTELLAS the following THERAVANCE Know-How and Know-How to which it derives rights under the [*] or the [*] Agreement:

(a)                                  a detailed written description of the process(es) used by THERAVANCE for the manufacture of the Licensed Product intended for Phase 3 Studies and the full report of the development of such process;

(b)                                 a detailed written description of the analytical methods and validation reports for the starting materials and intermediates to be used in the manufacture of the Licensed Product;

(c)                                  the detailed written description of the test methods used by THERAVANCE for validating the commercial process for the API Compound and Licensed Product manufactured, and the full report of the validation done thereon by THERAVANCE (and/or its contractors);

(d)                                 to the extent available to THERAVANCE at the Effective Date (and in any event promptly after it is available to THERAVANCE), reference and analytical standard compounds to be used as reference material in the conduct of comparative analyses in relation to the manufacturing process with the API Compound. It is explicitly understood that no such reference or analytical standard compound may be used for any other purpose than the purpose now stated; and

(e)                                  a description of all THERAVANCE Know-How relating to Studies conducted by THERAVANCE using the API Compound and the Licensed Product prior to the Effective Date.

In addition, in the first [*] months after the Effective Date, THERAVANCE shall provide the advice and assistance reasonably required to expeditiously transfer the THERAVANCE Know-How (including without limitation the ability for ASTELLAS to practice, itself or through an Affiliate or Third-Party contractor), the then-current processes to make API Compound and finished Licensed Product (i.e., the finished form that is in First Commercial Sale Stock) to ASTELLAS, to include updating information described in subsections (a) through (e) above as it becomes available, at no charge to ASTELLAS.

Following the aforementioned [*]-month period, upon reasonable request of ASTELLAS from time to time, THERAVANCE shall make appropriate personnel (including without limitation from THERAVANCE’s contractors) available, for consultation, updates and assistance regarding THERAVANCE Know-How.  [*] of their respective [*].

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THERAVANCE’s obligations under this Section 4.03 extend to providing ASTELLAS with the full right to access (including without limitation all reasonably required letters of access) THERAVANCE’s current (as of the Signing Date) Licensed Product-related DMF and any and all updates thereto during the term of this Agreement.

Section 4.04                                Certain Activities; Non-delegation. After the Signing Date, with regard to new contracts with Third Parties respecting manufacturing, supply, formulation and process development and material changes to existing contracts with Third Parties respecting manufacturing, supply, formulation and process development — in all cases to the extent that it affects THERAVANCE Compound or Licensed Product — THERAVANCE shall not execute such new contract or such material change to an existing contract without ASTELLAS’ prior written consent, which will not be withheld unreasonably.  THERAVANCE shall provide ASTELLAS copies of all such proposed contracts and amendments for advance review and approval prior to execution. THERAVANCE shall not subcontract or otherwise delegate its duties or obligations with respect to THERAVANCE Compound and Licensed Product manufacture, supply, formulation and process development other than pursuant to a written contract.  THERAVANCE shall not subcontract or otherwise delegate its duties or obligations (nor assign its rights) with respect to TELAVANCIN Product Management Team activities (i.e., THERAVANCE’s members on this team must be THERAVANCE employees).

ARTICLE 5

COMMERCIALIZATION

Section 5.01                                Medical Marketing Plans.

(a)                                  General. The TELAVANCIN Product Management Team shall be responsible for preparing and the JSC shall be responsible for reviewing and approving a high-level Territory-wide Medical Marketing Plan for the Licensed Product (“Medical Marketing Plan”).  The Medical Marketing Plan shall define the goals and objectives for Commercializing the Licensed Product in the Territory in the pertinent Calendar Year consistent with the Basic Development Plan and — with respect to the US — the Basic Commercial Plan.  In addition, the Parties recognize the value of coordinating Licensed Product promotion within the context of ASTELLAS’ anti-infectives franchise (and that THERAVANCE has chosen ASTELLAS as THERAVANCE’s commercial collaborator for Licensed Product in part based on the value that ASTELLAS brings through its anti-infectives franchise leadership position).  ASTELLAS is entitled to [*] with THERAVANCE each year [*] for the year, on a timeline that is consistent with ASTELLAS’ internal process for annual planning of this sort.  If THERAVANCE (or its Affiliate) has in late-stage clinical development (phase 3a or beyond) or commercializes a product that competes with any other products within ASTELLAS’ anti-infectives franchise at any time, then ASTELLAS may choose not to provide THERAVANCE with [*], and to avoid any doubt will not be required to provide THERAVANCE with information regarding such other ASTELLAS product(s).

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(b)                                 Contents Of Each Medical Marketing Plan. The initial Medical Marketing Plan for the Licensed Product shall be prepared within six (6) months following the Effective Date and shall be a rolling, three (3) year plan, updated annually, and shall contain at a minimum and as appropriate to then-current knowledge:

(i)                                     Results of market research and strategy, including market size, market dynamics, market growth, customer segmentation, customer targeting, competitive analysis and global Licensed Product platform positioning;

(ii)                                  [*]

(iii)                               ASTELLAS’ pricing strategy for Licensed Product;

(iv)                              Annual sales forecasts for Major Market Countries;

(v)                                 For each Major Market Country (as available and to the extent applicable): sales plans which will include the target number of sales representatives, detail strategy, target number of details, and targeted physicians by tier;

(vi)                              Core, global advertising and promotion programs and strategies, including but not limited to publication plans, media plans, key opinion leader development, symposia and speaker programs; and

(vii)                           [*] studies to be conducted.

Section 5.02                                Obligations For Commercialization. Both Parties shall use Diligent Efforts to carry out the responsibilities assigned to them hereunder to Commercialize the Licensed Product.

Section 5.03                                Commercialization.

(a)                                  ASTELLAS Responsibility. Subject to the Plans and the obligations and responsibilities of the TELAVANCIN Product Management Team and the JSC specifically set forth in ARTICLE 3, ASTELLAS shall have responsibility for Commercialization of Licensed Product.  Other than as provided in Section 5.03(c), ASTELLAS shall be responsible for and pay all expenses associated with the Commercialization of Licensed Product for sale or distribution including without limitation all financial and administrative support.  For the avoidance of doubt, ASTELLAS shall have no obligation hereunder to pay for or reimburse any expenses incurred by or for THERAVANCE or its Affiliates in conducting any Commercialization activities unless approved by ASTELLAS in advance in writing under Section 5.03(c) (if written approval is required under such subsection (c)), except for the medical marketing services fee to the extent provided in Section 3.03(d), and expenses under the written approval threshold to the extent provided to be reimbursed under Section 5.03(c).

(i)                                     ASTELLAS shall have the sole right and responsibility to distribute, sell, record sales and collect payments for Licensed Product.

(ii)                                  ASTELLAS shall have the sole right and responsibility for establishing and modifying the terms and conditions with respect to the sale of Licensed

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Product, including without limitation the sole right and responsibility for deciding all Contracting Issues.

(iii)                               ASTELLAS will be responsible for supply, storage, order receipt, order fulfillment, shipping and invoicing of Licensed Product, including without limitation the sole right and responsibility for deciding all Distribution Issues.

(iv)                              Following Marketing Authorization in each Country of the Territory ASTELLAS shall use Diligent Efforts to launch the Licensed Product in such Country.

(v)                                 Regarding any Country of the Territory where the Licensed Product is launched, ASTELLAS shall promptly inform THERAVANCE in writing of the occurrence of such launch.

(vi)                              ASTELLAS shall, in each Country of the Territory where the Licensed Product has been launched, at its own expense, or the expense of its Affiliates, sublicensees or distributors, use Diligent Efforts to Commercialize the Licensed Product.

(vii)                           In the United States, ASTELLAS shall be responsible for hiring, organizing and maintaining a field sales force of appropriate number and training to promote sales of the Licensed Product consistent with Diligent Efforts and shall be responsible for deciding all other Deployment Issues.

(viii)                        [*] that is consistent with the [*].

(ix)                                [*] using the [*] that are [*].

(x)                                   ASTELLAS shall be responsible for all activities in connection with any line extensions of the Licensed Product and Other Indications.

(b)                                 Semi-Annual Reports. ASTELLAS shall provide the JSC reports semi-annually. Such reports shall set forth in summary form the results of ASTELLAS’ Commercialization activities performed during such semi-annual period in the Major Market Countries, including to the extent Diligent Efforts so warrant, a proposed development plan for Other Indications for review.

(c)                                  Commercialization Expense Financial Controls. It is the Parties’ intent to incur and pay for Commercialization expenses in a manner consistent with the Medical Marketing Plan and the approved budget and consistent with ASTELLAS’ internal financial controls.  THERAVANCE’s members of the TELAVANCIN Product Management Team shall not be empowered to and shall not commit to any individual Commercialization expense of more than [*] without the prior written approval of ASTELLAS, shall only be empowered to commit (absent ASTELLAS’ prior written approval) to expenses below such threshold to the extent consistent with the annual budget and Medical Marketing Plan, and after the time period with respect to which the medical marketing services fee is due under Section 3.03(d) shall not be empowered to and shall not commit to any Commercialization expenses.  If the TELAVANCIN Product

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Management Team decides that a particular expense will be incurred, then responsibility for paying for such expense shall rest with ASTELLAS (subject to the limits imposed by the annual budgets).

Other than paying the annual medical marketing services fee through [*] years after the first Marketing Authorization in the US as provided for in Section 3.03(d), ASTELLAS will not be responsible to reimburse Commercialization expenses incurred by THERAVANCE, without ASTELLAS’ prior written consent.

(d)                                 Marketing Cost Sharing During the Economic Integration Period. During the Economic Integration Period, THERAVANCE shall be responsible for and shall pay up to a total of [*] in marketing expenses to the extent actually incurred by ASTELLAS to market Licensed Product for its first approved indication (anticipated to be cSSSI).  THERAVANCE shall pay such amount promptly after being invoiced in writing by ASTELLAS for such amount, and ASTELLAS shall provide supporting documentation as to such costs actually incurred if requested by THERAVANCE.  To avoid any doubt, examples of marketing expenses that count towards such [*] include without limitation sales force salaries and Promotional/MedEd Spending.

Section 5.04                                Collaborative Working Meetings. Except for information that ASTELLAS’ internal or external counsel, HR department, or internal or external compliance or regulatory advisors require be kept confidential within ASTELLAS and except to the extent required by Law, planning information regarding [*] shall be shared openly with the TELAVANCIN Product Management Team (subject to the protections of ARTICLE 10 (Confidentiality)).  TELAVANCIN Product Management Team meetings shall include discussions of [*] (excluding, again to avoid doubt, matters required by internal or external counsel, HR or internal or external compliance or regulatory advisors to be kept confidential).

Section 5.05                                Compliance. Each Party shall in its activities hereunder comply with all applicable Laws, industry codes and industry guidelines.  Each member of the TELAVANCIN Product Management Team shall be trained on ASTELLAS’ compliance policies at least annually and shall comply with such policies (including without limitation providing an annual certification as to having been trained on such policies).  Furthermore, nothing in this Agreement shall be deemed to require ASTELLAS to act in a manner not in accordance with its own internal regulatory compliance guidelines.  Nothing in this Agreement shall be deemed to require THERAVANCE to act in a manner not in accordance with its own internal regulatory compliance guidelines; provided, however, that to the extent ASTELLAS’ compliance guidelines impose a higher or stricter standard, then in its activities under this Agreement THERAVANCE must adhere to such higher or stricter standard.

Section 5.06                                Respective Employees’ Status Not Changed. THERAVANCE’s employees performing hereunder shall not obtain the status of or otherwise be considered ASTELLAS employees by virtue of their activities under this Agreement or work in conjunction with ASTELLAS.  They shall not hold themselves out as, nor give any person any reason to believe that they are, employees of ASTELLAS.  They shall not be

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eligible for any ASTELLAS employee benefits (including without limitation fringe benefits, equity compensation and retirement benefits).  All payroll and employment taxes, insurance, worker’s compensation and benefits with respect to such persons shall be the sole responsibility of THERAVANCE.  If any THERAVANCE employee performing hereunder (or his or her heir or estate) makes any Claim relating to an alleged employment relationship with ASTELLAS, relating to ASTELLAS employee benefits, or in relation to or resulting from such person’s involvement in activities covered by this Agreement (each a “THERAVANCE Employee Claim”), then such THERAVANCE Employee Claim shall be subject to THERAVANCE’s Indemnification obligation pursuant to Section 12.02.

Similarly, ASTELLAS’ employees performing hereunder shall not obtain the status of or otherwise be considered THERAVANCE employees by virtue of their activities under this Agreement or work in conjunction with THERAVANCE.  They shall not hold themselves out as, nor give any person any reason to believe that they are, employees of THERAVANCE.  They shall not be eligible for any THERAVANCE employee benefits (including without limitation fringe benefits, equity compensation and retirement benefits).  All payroll and employment taxes, insurance, worker’s compensation and benefits with respect to such persons shall be the sole responsibility of ASTELLAS.  If any ASTELLAS employee performing hereunder (or his or her heir or estate) makes any Claim relating to an alleged employment relationship with THERAVANCE, relating to THERAVANCE employee benefits, or in relation to or resulting from such person’s involvement in activities covered by this Agreement (each an “ASTELLAS Employee Claim”), then such ASTELLAS Employee Claim shall be subject to ASTELLAS’ Indemnification obligation pursuant to Section 12.01.

ARTICLE 6

FINANCIAL PROVISIONS

Section 6.01                                Signing Payment. In partial consideration for the acquisition of the license rights in Section 2.01 under the THERAVANCE IP by ASTELLAS, ASTELLAS shall within three (3) Business Days after the Effective Date, pay to THERAVANCE a non-creditable, non-refundable amount of Sixty Million United States Dollars (U.S. $60,000,000.00); and in consideration for the acquisition of the Opt-In Right in Section 2.02 under this Agreement, ASTELLAS shall within three (3) Business Days after the Effective Date, pay to THERAVANCE a non-creditable, non-refundable amount of Five Million United States Dollars (U.S. $5,000,000.00).

Section 6.02                                Licensing Milestone Payments.

(a)                                  General. In further consideration of the license rights granted herein and the covenants and agreements contained herein, ASTELLAS shall also pay to THERAVANCE the non-creditable (except as provided in the last sentence of Section 4.01(b)), non-refundable payments set forth below for each such Milestone referred to therein (each, a “Milestone”).

(b)                                 Licensing Milestone Payments To THERAVANCE.  ASTELLAS shall make the following one-time licensing Milestone payments to THERAVANCE following the achievement of the indicated Milestone for the Licensed Product (with payment due on the timing set forth in subsection (c)).

Milestone

Amount

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Total possible Milestones	U.S. $156 Million

(c)                                  Notification And Payment.  In the event a Party achieves a Milestone, it shall promptly, but in no event more than ten (10) Business Days after the achievement of each such Milestone, notify the other Party in writing of the achievement of same. For all Milestones achieved, ASTELLAS shall promptly (no more than thirty (30) days after notification of the achievement of each such Milestone) remit payment to THERAVANCE for such Milestone.

(d)                                 One-Time-Only Milestones.  Each Milestone shall be payable hereunder a maximum of one (1) time under this Agreement, regardless of how many times in addition to one (1) time the corresponding milestone event is achieved with respect to one (1) or more Licensed Products.

Section 6.03                                Payment Of Royalties On Net Sales Of Licensed Product.

(a)                                  Royalty Rates.  Within thirty (30) days after the end of each Calendar Quarter (the “Payment Period”), ASTELLAS shall pay THERAVANCE royalty

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payments based on Net Sales in the Territory in such Payment Period during the Term-Basic as follows:

On total Calendar Year-to-date Net Sales up to and including [*]	[*]
On total Calendar Year-to-date Net Sales greater than [*] and up to and including [*]	[*]
On total Calendar Year-to-date Net Sales greater than [*]	[*]

For example, where total Calendar Year-to-date Net Sales in all Countries in the Territory totals to [*] (for example, [*] in each of [*] Countries), the royalties are calculated as follows:  The first [*] is subject to the [*] rate, yielding [*] in royalties on that portion of the Calendar Year’s Net Sales.  The next [*] is subject to the [*] rate, yielding [*] in royalties on that portion of the Calendar Year’s Net Sales.  The last [*] is subject to the [*] rate, yielding [*] on that portion of the Calendar Year’s Net Sales.  The total royalty for the year calculated under this Section 6.03(a) would be [*] plus [*] plus [*] for a grand total for the year of [*].  (To avoid doubt, depending upon the facts and circumstances, this total may be subject to adjustment under Sections 6.03(c)-(f).)

The Parties agree that the [*] set forth in [*] under this Agreement.

(b)                                 Payment Calculation.  The royalties payable under this Section 6.03 shall be calculated on a Country-by-Country basis from the date of First Commercial Sale of the Licensed Product in a particular Country until the end of the Term-Total in that Country, with the rates of Section 6.03(a) (as adjusted by Sections 6.03(c)-(f)) applying during the Term-Basic, and the rate of Section 6.03(g) (as adjusted by Section 6.03(e) with respect to Combination Products) applying during the Term-Additional.

(c)                                  Offsets.

(i)                                     Financials.  Subject to Section 6.03(c)(ii) and Section 6.03(c)(iii) below, if ASTELLAS (or an Affiliate or sublicensee hereunder) pays any Third Party a royalty on Licensed Products (however calculated) under an intellectual property license that is necessary or reasonably required to avoid claims of infringement or misappropriation that are reasonably likely to succeed (or settlement of an intellectual property dispute under intellectual property that is necessary or reasonably required on the foregoing standard), then ASTELLAS shall be entitled to reduce the royalty to THERAVANCE hereunder by [*]; provided, however, that the royalty to THERAVANCE hereunder shall not be reduced in any Payment Period by operation of this offset to less than [*] for such Payment Period if such offset did not apply.  ASTELLAS may carry forward any unused offset (unused due to the [*]) to apply in future Payment Periods.  Notwithstanding the foregoing, payments to [*] in accordance with Section 9.06 do not qualify for the offset of this Section 6.03(c)(i).  The offset provided for in Section 6.03(c) shall operate on a Country-by-Country basis, and ASTELLAS shall be reasonable in its allocation between Countries where judgment is required.

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(ii)                                  Discussions.  It is anticipated that the Parties will discuss all potentially desirable intellectual property licenses through the mechanism provided in Section 13.07.  All intellectual property licenses that the Parties agree should be taken through such discussions shall automatically qualify for the offset provided for in Section 6.03(c)(i).  With respect to all other intellectual property licenses from Third Parties, if THERAVANCE disagrees whether the license is necessary or reasonably required to avoid claims of infringement or misappropriation that are reasonably likely to succeed (the “Issue of Necessity”) then THERAVANCE may refer the Issue of Necessity for resolution under Section 13.01(c).  If the independent patent counsel under such Section determines the Issue of Necessity in favor of the license, then royalties under such license shall qualify for the offset of Section 6.03(c)(i).  If such patent counsel determines the Issue of Necessity against taking the license, then while ASTELLAS may still take (whether before or after the independent patent counsel’s decision) and maintain the license at its sole expense, royalties under such license shall not qualify for the offset of Section 6.03(c)(i).  Intellectual property settlements involving an in-license over which the Parties disagree shall be handled in the same manner as provided in this Section 6.03(c)(ii).

(iii)                               Exception.  The offset provided for in Section 6.03(c)(i) is intended to ensure that if additional Third-Party intellectual property is needed to permit ASTELLAS to enjoy its rights and benefits under this Agreement to Develop and Commercialize the Licensed Product in the form in which it receives NDA Approval using a manufacturing process delivered by THERAVANCE that is consistent with that used for the Registration Batches and that achieves the Target Cost of Goods (and any updates or modifications required to respond to any legitimate safety issues or Regulatory Authority requirements that may emerge, or required to achieve or maintain such Target Cost of Goods, which such updates or modifications are referred to herein as “Required Changes”), then THERAVANCE shares the costs of obtaining such Third-Party intellectual property through the royalty offset and ASTELLAS is not subject to royalty stacking.  As used herein, “Target Cost of Goods” means a cost of goods sold for Licensed Product of [*], based on a [*] patient receiving a [*].  However, the offset is not intended to cover the situation where ASTELLAS unilaterally decides to in-license Third-Party intellectual property that covers Licensed Product or activities hereunder only because of a change ASTELLAS has alone (not through a JSC decision) decided to make in the Licensed Product or manufacturing process that is not a Required Change (“Discretionary, Third-Party IP”).  Accordingly, if ASTELLAS without reaching consensus with THERAVANCE through the JSC decides to in-license any Discretionary, Third Party IP, the royalty payable in respect of the license under the Discretionary, Third-Party IP shall not qualify for the offset of Section 6.03(c)(i).

(iv)                              The offset of Section 6.03(c)(i) shall not be deemed or read to limit in any way THERAVANCE’s representations and warranties in ARTICLE 11.

(d)                                 Generic Competition.  At any time during the Term-Basic, if a competitive product is launched or sold by a Third Party that contains the THERAVANCE Compound as its active ingredient in any Country where ASTELLAS markets the Licensed Product, and if the Net Sales hereunder of the Licensed Product in that Country

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

decline by [*] or more in such Country relative to the same time period in the prior calendar year (e.g., with Q3 of year 2 being measured as against Q3 of year 1), then the royalty rates set forth in Section 6.03(a) shall be reduced by [*]; provided, however, that (i) the total reduction in the royalty rate shall in no case be more than [*]of the rate set forth in 6.03(a) and (ii) any subsequent increase in Net Sales in such Country relative to the same time period in the prior calendar year shall cause the royalty rates to be increased by a percentage amount equal to [*] (the comparison here, too, being measured relative to the corresponding period of the prior year, e.g. with Q3 of year 2 being measured as against Q3 of year 1), provided, however, that the increase will [*].

Because the Net Sales tiers of Section 6.03(a) are based on worldwide Net Sales, but the adjustment of this Section 6.03(d) applies to Net Sales on a Country-by-Country basis, the following assumption will be applied to allocate Net Sales in the individual Country(ies) with respect to which ASTELLAS is entitled to a reduction under this Section 6.03(d) being allocated between the sales tiers as follows:  Net Sales in each Country in a given Calendar Year shall be apportioned to the royalty tiers in Section 6.03(a) in the same proportion as total Net Sales worldwide for the year fall into such royalty tiers, regardless of in which Countries the earlier Net Sales in the Calendar Year were made.  For example, on the facts recited in the example set forth in Section 6.03(a), if ASTELLAS is entitled to a generic competition royalty reduction for Net Sales in a particular Country, Net Sales in that Country will be deemed to fall [*].

As an example of how to calculate the generic competition royalty reduction, if in Q1 of 2011 in the US ASTELLAS had [*] in Net Sales, in Q4 of 2011 a generic THERAVANCE Compound product entered the US market, and in Q1 of 2012 ASTELLAS’ Net Sales in the US were [*], the reduction would be calculated as follows:  [*], and [*] is [*] of [*].  [*], therefore the generic competition reduction of this subsection (d) is applicable.  [*].  For Net Sales in the US falling in the lowest royalty tier, a rate of [*], applies; in the next royalty tier, a rate of [*], applies; and in the top tier a rate of [*], applies.  Which tier to assign the [*] in sales to shall be made in accordance with the paragraph immediately preceding this one (on this example, the tier does not matter in the sense that it does not affect the total royalty calculated on Net Sales in the Country, however, in circumstances where the drop in Net Sales is greater so that the [*] on the 6.03(a) rates applies, assignment to tiers could make a difference in the royalty calculated).

(e)                                  Combination Products.  If any Licensed Product contains any active pharmaceutical ingredient (i.e., a chemical entity performing an identifiable therapeutic or prophylactic function) in addition to the THERAVANCE Compound active pharmaceutical ingredient (the THERAVANCE Compound component the “Licensed Product Component,” and the combination, a “Combination Product”), then the royalty applicable to sales of the Combination Product during the applicable Term-Basic or Term-Additional shall be the royalty calculated by multiplying the appropriate rate set forth in Section 6.03(a) by a pro rata share of the Net Sales of the Combination Product determined on the basis of the Licensed Product Component’s contribution to the fair market value of the Combination Product.  Fair market values of the components of a Combination Product shall be determined, to the extent possible, by the list prices of the

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

active components when sold separately.  For the avoidance of doubt, the Licensed Product in the form in which it exists as of the Signing Date is not a Combination Product, and any other form of it that incorporates a [*] shall not be considered a Combination Product solely on the basis of incorporating a [*].

(f)                                    Know-How Royalty Term Rates.  The rates set forth in Section 6.03(a) shall be reduced to [*] of the level otherwise calculated in accordance with Section 6.03(a)-(d) with respect to Net Sales during the Know-How Royalty Term in each Country.

(g)                                 Term-Additional [*].  If ASTELLAS has taken a non-exclusive license under Section 2.08(d)(ii) to any THERAVANCE Patent, within thirty (30) days after the end of each Payment Period during the Term-Additional, ASTELLAS shall pay THERAVANCE [*].  Once no further Valid Claim for a Patent not listed in Exhibit A (whether as of the Signing Date or through an update pursuant to Section 2.08(d) or due to an ASTELLAS election under Section 2.08(d)(iii)) is in force in the particular Country (i.e., when the Term-Additional expires in the particular Country), no [*] shall be due hereunder.

Section 6.04                                Net Sales Report.  Within thirty (30) Business Days after the end of each Payment Period ASTELLAS shall submit to THERAVANCE a written report setting forth Net Sales in the Territory on a Country-by-Country basis during such Payment Period, total royalty payments due THERAVANCE, and relevant market share data (each a “Net Sales Report”).  With respect to Major Market Countries, the figure in this report shall be actual Net Sales in such Countries.  With respect to other Countries, the figure in this report may be an estimate, and ASTELLAS shall provide a further Net Sales Report and true-up payment (if any further payment is due) with respect to Net Sales in such non-Major Market Countries within sixty (60) Business Days after the end of the Payment Period (if on the other hand ASTELLAS has overpaid then it may credit the amount of the overpayment against the next payment due hereunder or if no further payments are due hereunder THERAVANCE shall promptly upon written invoice from ASTELLAS refund the overpayment).

Section 6.05                                U.S. GAAP.  All defined and undefined financial terms and standards used in this Agreement for sales or activities shall be governed by and determined in accordance with United States generally accepted accounting principles, consistently applied.

Section 6.06                                Currencies.  Monetary conversion from the currency of a foreign country in which Licensed Product is sold into US Dollars shall be calculated in accordance with either (a) the methodology referred to in ASTELLAS’ then current corporate finance reporting policy (or its successor policy that applies throughout the organization) or (b) as otherwise mutually agreed by the Parties.

Section 6.07                                Manner Of Payments.  All sums due to THERAVANCE under this ARTICLE 6 shall be payable [*] in United States Dollars by bank wire transfer in immediately available funds to such US bank account(s) as THERAVANCE shall

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designate.  Such payment shall not withhold any tax, except as may be required by applicable law (in which case the provisions of Section 6.09 shall apply).  [*] is required to [*] then the [*]shall be [*].  ASTELLAS shall notify THERAVANCE as to the date and amount of any such wire transfer to THERAVANCE at least five (5) Business Days prior to such transfer.  ASTELLAS shall always be entitled to make any and all payments due hereunder to a US entity, regardless of any assignment of this Agreement by THERAVANCE to a non-US entity or other circumstance.

Section 6.08                                Interest On Late Payments.  If ASTELLAS shall fail to make a timely payment pursuant to this ARTICLE 6, any such payment that is not paid on or before the date such payment is due under this Agreement shall bear interest, to the extent permitted by applicable law, at the average one-month London Inter-Bank Offering Rate (LIBOR) plus [*] for the United States Dollar as reported from time to time in The Wall Street Journal, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue or, if such rate is not regularly published, as published in such source as the JSC agrees.

Section 6.09                                Tax.  ASTELLAS shall be responsible for all taxes, levies and other duties (“Taxes”) on Licensed Product manufacture or sale arising out of this Agreement other than Taxes attributable to THERAVANCE income.  If ASTELLAS is required by applicable law (after giving effect to any applicable tax treaty) to deduct or withhold any Taxes from or in respect of any amount payable to THERAVANCE under this Agreement, [*] ASTELLAS shall make the necessary witholding or deduction of applicable Taxes and pay the relevant taxation authority the minimum amount necessary to comply with the applicable law, [*] the corresponding [*] so that [*] by applicable law, to [*] as provided above, THERAVANCE shall [*] and, at the time of such [*] hereunder whereby ASTELLAS [*] under this Agreement.  Both Parties [*] under applicable law [*] hereunder.

Section 6.10                                Financial Records; Audits.  ASTELLAS shall keep, and shall cause its Affiliates and sublicensees to keep, such accurate and complete records of Net Sales as are necessary to determine the amounts due to THERAVANCE under this Agreement and such records shall be retained by ASTELLAS or any of its Affiliates or sublicensees (in such capacity, the “Recording Party”) for at least the three Calendar Years after the period to which the Net Sales relate. During normal business hours and with reasonable advance notice to the Recording Party, such records shall be made available at a single location for inspection, review and audit, at the request of THERAVANCE, by an independent certified public accountant, or the local equivalent, appointed and paid by THERAVANCE and reasonably acceptable to the Recording Party for the sole purpose of verifying the accuracy of the Recording Party’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however that such audits may not be performed by THERAVANCE more than once per Calendar Year. Such accountants shall be instructed not to reveal to THERAVANCE the details of its review, except for (i) such information as is required to be disclosed under this Agreement and (ii) such information presented in a summary fashion as is necessary to report the accountants’ conclusions to THERAVANCE, and all such information shall be deemed Confidential Information of the Recording Party; provided, however, that in any event such

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information may be presented to THERAVANCE in a summary fashion as is necessary to report the accountants’ conclusions. All external expenses incurred in connection with performing any such audit shall be paid by THERAVANCE unless the audit discloses at least a [*] shortfall, in which case the Recording Party will bear the full expense of the audit for such Calendar Year. THERAVANCE will be entitled to recover any shortfall in payments due to it as determined by such audit, plus interest thereon calculated in accordance with Section 6.08, or alternatively shall have the right to offset and deduct any such shortfall in payments due to it against payments THERAVANCE is otherwise required to make to the Reporting Party under this Agreement.  ASTELLAS may offset any overpayment against any other payment(s) due THERAVANCE hereunder or require THERAVANCE to refund the overpayment within 30 days.  The documents from which were calculated the sums due under this ARTICLE 6 shall be retained by the relevant Party during the Term-Total plus [*].

The foregoing in this Section 6.10 shall apply mutatis mutandis regarding THERAVANCE’s and its Affiliates’ recordkeeping and ASTELLAS’ right to review and audit records of expenses for which THERAVANCE may seek reimbursement under this Agreement, including without limitation Registration Expenses.

ARTICLE 7

PROMOTIONAL MATERIALS AND SAMPLES

Section 7.01                                Review Of Promotional Materials.  Subject to applicable Law, the Parties, acting under the direction of the JSC, will jointly, through consultation and with the assistance of each other, create a mechanism (which must be consistent with the remainder of this Section 7.01) to review and approve the core Promotional Materials.  The relevant legal, medical, marketing and regulatory personnel of each Party shall have the opportunity to review and comment on all such core Promotional Materials prior to use and such comments shall be considered in the review and approval of such core Promotional Materials.

The specific mechanism and procedure for review shall be as follows:

All proposed core Promotional Materials, academic, scientific and medical publications and public presentations relating to a Licensed Product or any research or Development activities under this Agreement will be submitted to a Promotional Review Committee (hereinafter “PRC”), for review and approval in connection with preservation of patentability and trade secrets and/or to determine whether Confidential Information should be modified or deleted from the proposed publication or public presentation. The PRC will operate in the same manner and on the same timeframes as ASTELLAS’ PRCs for other products within ASTELLAS’ portfolio.  [*] from each of its [*] all materials [*] from one person [*].  The Parties will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the Licensed Product or any Development activities under this Agreement.

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Section 7.02                                Markings Of Packaging And Promotional Materials.  Except where prohibited by applicable Law, all packaging, package inserts and outserts, sample labels, labeling and Promotional Materials shall each contain reference to THERAVANCE indicating the contribution of the license from THERAVANCE for the Licensed Product (for example, by stating “Licensed from THERAVANCE, Inc.”).  Subject to the foregoing, and except where prohibited by applicable Law, the THERAVANCE Housemark and the ASTELLAS Housemark shall both be given exposure and prominence on the materials referred to in this Section 7.02.

Section 7.03                                Statements Consistent With Labeling.  ASTELLAS shall ensure that its sales representatives detail the Licensed Product in the US in a manner consistent with the requirements of the Federal Food, Drug and Cosmetic Act of the United States, as amended, including, but not limited to, the regulations in 21 C.F.R. § 202 in the United States, and detail the Licensed Product in OUS in a manner consistent with the requirements of other similar Laws in each jurisdiction as applicable.

ARTICLE 8

REGULATORY MATTERS

Section 8.01                                OUS Governmental Authorities.  ASTELLAS shall be primarily responsible for communicating with OUS Governmental Authorities but will give THERAVANCE the opportunity to have a representative present at any material meeting or material communication with an OUS Major Market Governmental Authority (with no less than reasonable (under the circumstances) advance notice of the meeting).  ASTELLAS will keep THERAVANCE informed of any significant issue or issues with any OUS Governmental Authority in a timely manner.

(a)                                  OUS Filings.  ASTELLAS shall be solely responsible for filing Marketing Authorization applications for Licensed Product OUS and will use Diligent Efforts in seeking appropriate approvals for Licensed Product in those Countries, and shall be responsible for maintaining such Marketing Authorization(s).  Such regulatory documents for each filing shall be centralized and held at the offices of ASTELLAS. THERAVANCE shall provide such reasonable assistance as may be required by ASTELLAS where cooperation between the Parties is, or may be, necessary to enable ASTELLAS to fulfill its responsibilities hereunder.  This assistance shall include (without limitation):  providing ASTELLAS with full access to all data from Licensed Product and THERAVANCE Compound Studies, and full rights of reference and access to any and all Licensed Product and THERAVANCE Compound regulatory filings held by THERAVANCE (and/or its Affiliates).  ASTELLAS shall solicit THERAVANCE’S advice and review of all material regulatory submissions, material correspondence and material intended discussions with OUS Major Market Country regulatory authorities, taking into account and incorporating THERAVANCE’S reasonable comments and recommendations, and both Parties shall have the opportunity to participate in correspondence and discussions with such authorities regarding Licensed Products and THERAVANCE Compounds, including but not limited to discussion regarding labeling. Copies of the submissions and correspondence referred to in this Section 8.01(a) shall be made available to THERAVANCE upon its request.  ASTELLAS shall be fully responsible for bearing all expenses associated with undertaking and completing said OUS registration activities, including but not limited to the expenses of preparing and prosecuting applications for such Marketing Authorizations and fees payable to Governmental Authorities in obtaining and maintaining same.

(b)                                 Exchange Of Drug Safety Information.  ASTELLAS shall be responsible for receipt, recording, investigating, summarizing, notifying, reporting and reviewing all OUS Adverse Drug Experiences in accordance with applicable Laws and shall require that its Affiliates (i) adhere to all requirements of applicable Laws which relate to the reporting and investigation of OUS Adverse Drug Experiences, and (ii) keep THERAVANCE informed on a timely basis respecting same.  ASTELLAS shall also keep the JSC apprised on a regular basis of such drug safety matters.

Section 8.02                                United States Governmental Authorities.  Until the Licensed Product NDA is transferred to ASTELLAS in accordance with Section 8.02(a), THERAVANCE shall be primarily responsible for communicating with the FDA regarding the Initial Indications but will give ASTELLAS the opportunity to have a representative present at any meeting with or material conversation with the FDA (with no less than reasonable (under the circumstances) advance notice of the meeting and in any event no less than twenty-four (24) hours notice).  THERAVANCE will keep ASTELLAS informed of any significant issue or issues with the FDA in a timely manner.  This introductory paragraph to Section 8.02 shall apply mutatis mutandis (i.e. vice versa) to ASTELLAS once such NDA is transferred to ASTELLAS.

(a)                                  Filings In The United States.  In the United States, THERAVANCE shall also be solely responsible for filing Marketing Authorization applications for the Initial Indications for the Licensed Product and will use Diligent Efforts in seeking appropriate Marketing Authorizations for the Initial Indications for the Licensed Product in the United States, and, until transfer of same to ASTELLAS, as described below, THERAVANCE shall be responsible for maintaining such Marketing Authorizations. Promptly following receipt of Marketing Authorization in the United States for an indication within the second-to-be-approved of the Initial Indications, and in any event no later than [*] after initial NDA Approval (even if earlier than such second approval), THERAVANCE will transfer ownership of the Marketing Authorizations (along with all INDs or other applications and registrations respecting Licensed Products) in the United States to ASTELLAS, after which ASTELLAS will solely own and maintain the United States Marketing Authorizations.  Such regulatory documents for each filing shall be centralized and held at the offices of THERAVANCE prior to the transfer of ownership to ASTELLAS and by ASTELLAS subsequent to such transfer of ownership.  With respect to THERAVANCE’s efforts to seek Marketing Authorizations for the Initial Indications for the Licensed Product in the United States, THERAVANCE shall provide ASTELLAS (and its representatives) with access to all clinical and manufacturing data, including but not limited to source data, as well as the opportunity to audit clinical and manufacturing sites.  THERAVANCE may accomplish this by exercising THERAVANCE’S rights to access such items in cooperation with ASTELLAS by permitting ASTELLAS to have its representative(s) present when THERAVANCE

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accesses such items.  THERAVANCE shall take into account and incorporate ASTELLAS’ reasonable comments and recommendations respecting same.  THERAVANCE shall solicit ASTELLAS’ advice and review of all regulatory submissions, correspondence and intended discussions with the FDA respecting the Initial Indications, taking into account and incorporating ASTELLAS reasonable comments and recommendations, and both Parties shall participate in correspondence and discussions with the FDA regarding Licensed Products and THERAVANCE Compounds, including but not limited to discussion regarding labeling.  ASTELLAS shall also provide such reasonable assistance as may be required by THERAVANCE where liaison between the Parties is, or may be, necessary to enable THERAVANCE to fulfill its responsibilities hereunder. In the United States, ASTELLAS shall be solely responsible for filing all Marketing Authorization applications for Other Indications for the Licensed Product and will use Diligent Efforts in seeking appropriate Marketing Authorizations for the Other Indications for the Licensed Product in the United States.  ASTELLAS shall solicit THERAVANCE’s advice and review of all regulatory submissions, correspondence and intended discussions with the FDA respecting Marketing Authorization filings for Other Indications in the United States, taking into account and incorporating THERAVANCE’s reasonable comments and recommendations, and both Parties shall participate in correspondence and discussions with such authorities regarding Licensed Products and THERAVANCE Compounds, including, but not limited to, discussions regarding labeling for any such Other Indications.  ASTELLAS shall be responsible for maintaining the US Marketing Authorizations for such Other Indications and shall solely own all such US Marketing Authorizations.

(b)                                 Exchange Of Drug Safety Information.  During its ownership, the Party owning the United States Marketing Authorization (herein, the “NDA Holder”) shall be responsible for recording, investigating, summarizing, notifying, reporting and reviewing all Adverse Drug Experiences that occur in the United States in accordance with applicable Laws and shall set up procedures and an organization to (i) adhere to all requirements of applicable Laws which relate to the reporting and investigation of Adverse Drug Experiences, and (ii) keep the other Party informed of same on a timely basis.  Prior to THERAVANCE’s transfer of the United States Marketing Authorizations to ASTELLAS (as described in Section 8.02(a)), the Parties shall put in place a global data safety exchange agreement with agreed-upon procedures and allocation of responsibilities between them for the recording, investigating, summarizing, notifying, reporting and reviewing all Adverse Drug Experiences, including but not limited to Adverse Drug Experience reporting obligations under the [*].  The NDA Holder shall also keep the JSC apprised on a regular basis of drug safety matters.

(c)                                  CMC Obligations.  Recognizing that THERAVANCE shall be the NDA Holder for a period after First Commercial Sale, until the time of NDA transfer to ASTELLAS, THERAVANCE agrees to fulfill all responsibilites and obligations of an NDA holder or to execute and file with FDA appropriate instuments delegating some or all of such responsibitiles and obligations to ASTELLAS.  THERAVANCE shall confer and agree with ASTELLAS in advance with respect to the content of any such instruments of delegation.

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Section 8.03                                Recalls Or Other Corrective Action.  If, during its ownership of the NDA, the NDA Holder (defined above in Section 8.02(b)) receives any information that would lead a Party to reasonably conclude that a recall is required or warranted, the NDA Holder shall, within twenty-four (24) hours, notify the other Party of that information in sufficient detail to allow the Parties to comply with any and all applicable Laws. The NDA Holder shall promptly notify the other Party of any material actions to be taken by the NDA Holder with respect to any recall or market withdrawal or other corrective action related to the Licensed Product and, where feasible given statutory or regulatory timelines for taking such action, shall permit the other Party a reasonable opportunity to consult with the NDA Holder with respect thereto prior to such action.  Except to the extent due to a THERAVANCE failure to supply Licensed Product conforming to applicable specifications or Development action, all expenses with respect to a recall, market withdrawal or other corrective action shall be borne by ASTELLAS.

Section 8.04                                Rights Of Reference To DMFs.  THERAVANCE hereby grants ASTELLAS the following rights of reference:

(a)                                  the right to reference the Licensed Product DMF filed prior to the Effective Date by THERAVANCE (including without limitation all updates thereto);

(b)                                 [*] the right to reference the Licensed Product DMF filed prior to the Effective Date by [*] (including without limitation all updates thereto);

(c)                                  the right to reference the Licensed Product DMF filed by (or on behalf of) [*] (including without limitation all updates thereto); and

(d)                                 the right to reference any and all Licensed Product DMFs on file as of or after the Effective Date by any of THERAVANCE, [*], or any other applicable DMF that THERAVANCE may have the right to reference, together with all updates to each of the foregoing.

In addition THERAVANCE has granted to ASTELLAS the right of access to THERAVANCE’s DMF that is set forth in Section 4.03, and shall extend to ASTELLAS (through an outright grant or by exercising any right THERAVANCE may have on ASTELLAS’ behalf) the benefit of any right of access that THERAVANCE may have or obtain to any and all other DMFs referred to in this Section 8.04.  This includes without limitation any rights to access the regulatory filings or other similar rights that may become effective on a failure by the Third Party to fully supply.

Section 8.05                                Events Affecting Integrity Or Reputation.  During the Term-Basic, the Parties shall notify each other immediately of any circumstances of which they are aware and which could impair the integrity and reputation of the Licensed Product or if a Party or its Affiliate is threatened by the unlawful activity of any Third Party in relation to the Licensed Product, which circumstances shall include, by way of illustration, deliberate tampering with or contamination of the Licensed Product by any Third Party as a means of extorting payment from the Parties or another Third Party or otherwise. In any such circumstances, the Parties shall use Diligent Efforts to prevent any damage to the public,

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the Parties and/or to the Licensed Product.  Where practicable, the Parties shall promptly call a JSC meeting to discuss and resolve such circumstances (but exigent circumstances may require a response without a formal JSC meeting).

ARTICLE 9

ORDERS; SUPPLY AND RETURNS

Section 9.01                                Orders And Terms Of Sale To Third Parties.  [*] (including without limitation with regard to [*], ASTELLAS shall have the sole right to (i) receive, accept and fill orders for the Licensed Product, (ii) control invoicing, order processing and collection of accounts receivable for the Licensed Product sales, (iii) record the Licensed Product sales in its books of account, and (iv) establish and modify the commercial terms and conditions with respect to the sale and distribution of the Licensed Product, including without limitation matters such as the local price at which the Licensed Product will be sold and whether any discounts, rebates or other deductions should be made, paid or allowed and in general to make decisions as to these and other Contracting Issues.

Section 9.02                                Supply Of API Compound And Formulated Licensed Product For Development.

(a)                                  Supply Of API Compound For Development.  THERAVANCE shall be responsible for supply of worldwide requirements of API Compound for Studies supporting Initial Indications and the Registration Batches thereof as well as all other supply for the Initial Indications in the US up through delivery of the First Commercial Sale Stock.  Such API Compound shall be manufactured and supplied in accordance with applicable Laws and current Good Manufacturing Practices.

(b)                                 Supply Of Licensed Product For Development and First Commercial Sale Stock.  THERAVANCE shall be responsible for supply of  worldwide requirements of Licensed Product for Studies supporting  Initial Indications and the Registration Batches thereof as well as all other supply for the Initial Indications in the US up through delivery of the First Commercial Sale Stock.  Such Licensed Product  shall be manufactured and supplied in accordance with applicable Laws and current Good Manufacturing Practices (and, with respect to Licensed Product in the First Commercial Sale Stock, in accordance with agreed-upon specifications).  Within a reasonable period of time following six (6) months after First Commercial Sale in the U.S., the Parties will review the amount of Licensed Product actually sold during such six (6) month period and, to the extent less Licensed Product was sold in such period than was delivered by THERAVANCE, ASTELLAS will pay THERAVANCE its Cost of Goods Sold associated with manufacturing such excess amount of Licensed Product.

(c)                                  Supply To ASTELLAS.  At ASTELLAS’ request, THERAVANCE shall supply ASTELLAS with its API Compound and Licensed Product requirements for nonclinical studies, for Phase 3b and Phase 4 Studies and for Development of the Licensed Product for Other Indications worldwide and for Initial Indications for OUS, on

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the terms set forth in Exhibit B and in all cases only through delivery of First Commercial Sale Stock.

Section 9.03                                Supply Of API Compound For Commercialization.  Subject to THERAVANCE providing to ASTELLAS a commercially validated process for API Compound manufacture, ASTELLAS shall be responsible for supply of API Compound for Commercial purposes following THERAVANCE’s delivery of First Commercial Sale Stock, including API Compound for clinical trials of Other Indications subject to the fulfillment of any orders that may be pending at that time under Section 9.02(c). A non-binding forecast for API Compound requirements for Commercialization of the Licensed Product shall be prepared and periodically updated by ASTELLAS.

Section 9.04                                Supply Of Licensed Product For Commercialization.  Subject to THERAVANCE providing to ASTELLAS a commercially validated process for finished Licensed Product manufacture, ASTELLAS shall obtain supply of Licensed Product for Commercial purposes following Marketing Authorization, including Licensed Product for clinical studies of Other Indications once the Registration Batches of Licensed Product are complete and subject to the fulfillment of any orders that may be pending at that time under Section 9.02(c).  Such packaged and labeled Licensed Product shall be manufactured and supplied in accordance with all applicable Laws and current Good Manufacturing Practices. ASTELLAS shall be solely responsible for secondary manufacture, packaging and labeling of the Licensed Product.

Section 9.05                                Inventories.  THERAVANCE, ASTELLAS and their respective Product Suppliers shall maintain an inventory of API Compound and Licensed Product in accordance with their normal practices and so as to ensure fulfillment of their respective supply obligations herein.

Section 9.06                                [*].  [*] ASTELLAS shall have sole responsibility for THERAVANCE’s financial obligations arising after the Effective Date to pay any milestones and/or royalties due under the [*] as a result of ASTELLAS’ exercise of its  sublicense thereunder.  This payment obligation applies only to the [*] and not to any other THERAVANCE (or THERAVANCE Affiliate) in-licenses.  To avoid any doubt, this obligation specifically excludes all payment obligations under the [*] arising on or before the Effective Date or after the Effective Date where due to THERAVANCE action or inaction independently of ASTELLAS, as well as all damages that may now or at any time be due [*] as a result of or in connection with THERAVANCE’S breach of the [*] on or before the Effective Date or after the Effective Date where due to THERAVANCE action or inaction independently of ASTELLAS, indemnification obligations thereunder for matters arising on or before the Effective Date or after the Effective Date where due to THERAVANCE action or inaction independently of ASTELLAS, and/or other payment obligations thereunder for matters that occurred on or before the Effective Date or after the Effective Date where due to THERAVANCE action or inaction independently of ASTELLAS.  THERAVANCE covenants that it (a) shall not amend or terminate the [*] or take any action with regard to the [*] after the Effective Date without the prior consent of ASTELLAS, which consent shall not be unreasonably withheld; and (b) shall, to the extent [*] will not accept reports and payments directly from ASTELLAS

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and provided that ASTELLAS timely provides to THERAVANCE all information required to be reported to [*] in relation to activities under this Agreement and payments in respect of such activities (and provided that while THERAVANCE is responsible for supply THERAVANCE shall be responsible for information on such activities and to notify ASTELLAS sixty (60) days in advance the amount of any payment that is coming due), timely make the required payments and reports to [*] (which acts on THERAVANCE’s part are expressly authorized by ASTELLAS).

Section 9.07                                Transition Assistance.  The Parties recognize and agree that subject to the terms and conditions herein, ASTELLAS will be responsible for Commercial Manufacture of Licensed Product, itself or through one or more Third Parties as of THERAVANCE’s delivery of the First Commercial Sale Stock.  In furtherance of same, the Parties contemplate that THERAVANCE and its Third Party suppliers will work actively and collaboratively with ASTELLAS as of the Effective Date to assist ASTELLAS in assuming such manufacturing responsibilities on a timely basis. THERAVANCE shall provide ASTELLAS with all reasonable cooperation and assistance to achieve technology transfer of the current processes for THERAVANCE Compounds and Licensed Product (including without limitation the following processes: manufacturing, analytical methods, release procedures and all other relevant processes).  THERAVANCE shall use Diligent Efforts as and to the extent reasonably requested by ASTELLAS to assist ASTELLAS at its option to (a) take assignment of THERAVANCE’S existing THERAVANCE Compound and Licensed Product supply agreements, (b) negotiate new agreements with THERAVANCE’S existing suppliers, and/or (c) enter into three-way agreements among THERAVANCE, ASTELLAS, and such suppliers for the transitional period, if required.  THERAVANCE’S assistance under the foregoing paragraph shall be at no additional charge to ASTELLAS.

ARTICLE 10

CONFIDENTIAL INFORMATION

Section 10.01                          Confidential Information.  Each of ASTELLAS and THERAVANCE shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or the exercise of its rights hereunder or disclose the same to any other Person other than to such of its or its Affiliates’ (and in the case of ASTELLAS, its and its Affiliates’ sublicensees’ and distributors’) employees, consultants, agents and sublicensees who have a need to know such Confidential Information to implement the terms of this Agreement or enforce or exercise the rights granted under this Agreement.  A Receiving Party (as defined in the definition of Confidential Information) shall contractually obligate any such recipient to obligations of confidentiality and non-use at least as restrictive as those contained herein prior to any such disclosure.  Upon termination or expiration of this Agreement in its entirety, the Receiving Party shall promptly upon the request of the Disclosing Party return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the Receiving Party’s or its agents’ (including without limitation Affiliates’) possession,

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except for any such Confidential Information to be used in connection with any surviving rights or surviving obligations of such Receiving Party hereunder and except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy and any such Confidential Information retained for use in connection with any surviving rights or surviving obligations of the Receiving Party shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this ARTICLE 10. Notwithstanding anything to the contrary in this Agreement, the Receiving Party shall have the right to disclose this Agreement or Confidential Information provided hereunder if, in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is necessary to comply with the terms of this Agreement, or the requirements of any Law. Where possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information.  The Receiving Party will cooperate reasonably with the Disclosing Party’s efforts to protect the confidentiality of the information.  Each Party will be liable for breach of this ARTICLE 10 by any of its Affiliates, agents, or sublicensees.

Section 10.02                          Permitted Disclosure And Use.  Notwithstanding Section 10.01, a Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) obtain Marketing Authorization of a Licensed Product; (b) enforce the provisions of this Agreement; or (c) comply with Laws. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 10.02, such Party shall give reasonable advance notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information. The Receiving Party will cooperate reasonably with the Disclosing Party’s efforts to protect the confidentiality of the information.

Either Party may disclose Confidential Information of the other Party as is reasonably necessary to effectuate the purposes of this Agreement (including but not limited to entering into undertakings with Third Parties for research, Development, manufacturing and Commercialization purposes), provided, however, that whenever either Party (the “Further Disclosing Party”) intends to disclose Confidential Information of the other Party to such Third Party (“Permitted Recipient”), the Further Disclosing Party shall first obtain from the Permitted Recipient a written nondisclosure and non-use agreement.  The Further Disclosing Party will secure the Permitted Recipient’s agreement to nondisclosure and non-use terms that are equivalent in scope to those imposed upon the Further Disclosing Party itself under this Agreement and for as long a duration as is reasonably possible, up to the duration of the Further Disclosing Party’s own nondisclosure and non-use obligations hereunder, but in any case not less than five (5) years after the termination of such agreement with the Permitted Recipient;  provided, however, that if the Permitted Recipient is a formulation or manufacturing entity, the Further Disclosing Party will obtain the prior written consent of the Disclosing Party (not to be withheld unreasonably) before agreeing to nondisclosure and nonuse terms that are not equivalent in scope to those imposed upon the Further Disclosing Party.  The Further Disclosing Party shall require the Permitted Recipient to likewise agree to the following conditions: (1) all confidential data and materials disclosed to the Permitted Recipient or generated by it in the course of the work to be performed is proprietary to the Further Disclosing Party and Permitted Recipient has no right to publish, sell, assign, or otherwise transfer same, except that, in the case of Permitted Recipients who are performing clinical development work on the THERAVANCE Compound and/or Licensed Product, Permitted Recipient may publish the results of its work in a manner consistent with Permitted Recipient’s institutional policies and in the interest of academic and/or scientific advancement, and in accordance with the publication provisions of Section 10.03 hereof; and (2) no confidential data or materials may be retained by Permitted Recipient after conclusion of its work for  the Further Disclosing Party except (i) to the extent Permitted Recipient deems reasonably necessary to ensure its compliance with its nondisclosure obligations to the Further Disclosing Party; and (ii) as may be required by Law, regulation, or court order.

Section 10.03                          Publications.  All publications relating to the Licensed Product must be approved via the procedure provided in Section 7.01.

Section 10.04                          Public Announcements.  Except as may be expressly permitted under Section 10.03 or required by applicable Laws and subject to the final sentence of this Section 10.04, neither Party (nor its Affiliates) will make any public announcement of any information regarding this Agreement (including without limitation its execution and terms), the Licensed Product or Development or Commercialization activities under this Agreement without the prior written approval of the other Party, which approval shall not be withheld unreasonably.  The Parties have (prior to the Signing Date) agreed to and exchanged the final text of a joint press release announcing the execution of this Agreement, and the text of a press release announcing the achievement of the Closing Condition described in Section 16.17. Once any statement is approved for disclosure by the Parties or information is otherwise made public in accordance with the preceding sentence, either Party may make a subsequent public disclosure of the contents of such statement without further approval of the other Party.  In its press releases, investor presentations and other official public statements by its officers or investor relations personnel in all cases that mention or are regarding the Licensed Product or the collaboration under this Agreement, ASTELLAS shall refer to the fact that it has licensed Licensed Product from THERAVANCE.

Section 10.05                          Confidentiality Of This Agreement.  The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this ARTICLE 10.  Either Party may disclose the terms of this Agreement if, in the opinion of its counsel, such disclosure is required by Law.  In such event, the disclosing Party will seek appropriate confidentiality of those portions of the Agreement for which confidential treatment is typically permitted by the relevant Governmental Authority.  In any case, if a Party is legally required to publicly file a copy of this Agreement, the disclosing Party will provide the other Party with an advance draft of the redacted form of the Agreement as the disclosing Party proposes to file it, with not less than five (5) Business Days for review, and shall incorporate the non-disclosing Party’s comments thereon, to the extent additional or other redactions requested by the non-disclosing Party may reasonably be afforded confidential treatment under applicable law and then-prevailing SEC practice.

Section 10.06                          Termination Of Prior Confidentiality Agreements.  This Agreement supersedes all existing Confidential Disclosure Agreements (“CDA”) between the Parties relating to the Licensed Product and to TD-1792, including the CDA dated December 1, 2004 and amended on October 17, 2005.  The information exchanged under such agreement shall be deemed to have been exchanged under this Agreement.

Section 10.07                          Survival.  The obligations and prohibitions contained in this ARTICLE 10 shall survive the expiration or termination of this Agreement in its entirety for a period of ten (10) years.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 11.01                          Mutual Representations And Warranties.  THERAVANCE and ASTELLAS each represents and warrants to the other as of the Signing Date that:

(a)                                  such Party (i) is a company duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation; (ii) is duly qualified as a corporation and in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; (ii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has or will obtain all necessary licenses, permits, consents, or approvals from or by, and has made or will make all necessary notices to, all Governmental Authorities having jurisdiction over such Party, to the extent required for the ownership and operation of its business, where the failure to obtain such licenses, permits, consents or approvals, or to make such notices, would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; and (v) is in compliance with its charter documents;

(b)                                 the execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder (i) are within the corporate power of such Party; (ii) have been duly authorized by all necessary or proper corporate action; (iii) do not conflict with any provision of the charter documents of such Party; (iv) will not, to the best of such Party’s knowledge, violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party, or by which such Party or any of its property is bound, which violation would have a material adverse effect on its financial condition or on its ability to perform its obligations hereunder or the other Party’s enjoyment of its rights hereunder;

(c)                                  this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other Laws affecting creditors’ rights generally, or by the availability of equitable remedies; and

(d)                                 all of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring assignment to such Party of all Inventions made by such individuals during the course of and as the result of their association with such Party, and obligating such individuals to maintain as confidential such Party’s Confidential Information.

Section 11.02                          Representations And Warranties Of THERAVANCE.  THERAVANCE represents and warrants to ASTELLAS as follows:

(a)                                  Exhibit A is an accurate and complete list as of the Signing Date of all THERAVANCE Patents; and

(b)                                 as of the Signing Date it is the sole and exclusive owner of the THERAVANCE Patents listed in Exhibit A, all of which as well as the THERAVANCE Know-How are free and clear of any liens, charges and encumbrances; and

(c)                                  as of the Signing Date THERAVANCE and its Affiliates have not previously assigned, transferred, licensed, conveyed or otherwise encumbered their right, title and interest in the THERAVANCE IP and [*] in whole or in part; and

(d)                                 as of the Signing Date, no Person other than THERAVANCE or any of its Affiliates, has any ownership with respect to THERAVANCE IP nor has any Person made or threatened any claim to such ownership nor to [*]; and

(e)                                  as of the Signing Date and to THERAVANCE’S knowledge, the manufacture, use and sale of the THERAVANCE Compound and the current (as of the Signing Date) form of the Licensed Product do not infringe upon any intellectual property rights of any Third Party; and

(f)                                    as of the Signing Date there are no claims, judgments or settlements against or owed by THERAVANCE relating to the THERAVANCE IP or pending or threatened claims or litigation relating to the THERAVANCE IP nor relating to [*]; and

(g)                                 except as insofar [*] and, as of the Signing Date there are no other Patents or Know-How other than THERAVANCE Patents or THERAVANCE Know-How owned or licensed by THERAVANCE required to develop and/or commercialize the THERAVANCE Compound; and

(h)                                 as of the Signing Date there are no interferences — nor re-examination nor re-issue proceeding(s) — pending, declared, or threatened involving THERAVANCE with the THERAVANCE Patents, nor any re-examination or reissue proceeding concerning such THERAVANCE Patents; and

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(i)                                     as of the Signing Date THERAVANCE has no knowledge from which it can reasonably be inferred that the granted THERAVANCE Patents are invalid or unenforceable or that the applications for THERAVANCE Patents will not proceed to grant or yield valid and enforceable issued Patents; and

(j)                                     the [*] is in full force and effect as of the Signing Date; the copy of the [*] that THERAVANCE has disclosed to ASTELLAS on or before the Signing Date is a true and accurate copy of such agreement; as of the Signing Date, THERAVANCE has made all payments and fulfilled all obligations due and/or owed under the [*] for which the payment or other obligation arose on or before the Signing Date; and as of the Signing Date, THERAVANCE is not in breach of the [*] and has received no notice of breach thereunder; and

(k)                                  THERAVANCE has disclosed in writing to ASTELLAS all currently effective agreements relating to THERAVANCE Compound(s) and/or Licensed Product(s) to which THERAVANCE and/or any of its Affiliates is a party as of the Signing Date (excluding clinical site agreements, clinical investigator agreements and related documentation, and excluding confidentiality or non-disclosure agreements with Third Parties); and

(l)                                     as of the Signing Date, THERAVANCE is not a Party to any in-effect agreement or obliged to any surviving obligation under any expired agreement, in each case that would limit THERAVANCE’s ability to grant ASTELLAS a license of the scope set forth in Section 2.01 (ignoring solely for purposes of evaluating this representation and warranty any limitations that the definition of “Control” would place on the scope of Patents and Know-How included in the license) under the THERAVANCE IP; and

(m)                               the safety- and efficacy-related data and information (including without limitation nonclinical and clinical data) regarding TELAVANCIN as of the Signing Date is true and accurate in all material respects and THERAVANCE has not omitted to disclose to ASTELLAS any data or information (including without limitation nonclinical and clinical data) that is or reasonably could be expected to be material to ASTELLAS’ (or any reasonable prospective licensee’s or collaborator’s) decision to enter into the transaction contemplated in this Agreement as of the Signing Date; and

(n)                                 as of the Signing Date, the THERAVANCE IP and [*] are not subject to any license, option, covenant not to sue or other similar interests that limit or restrict the licenses granted to ASTELLAS hereunder; and

(o)                                 other than the THERAVANCE Compound and the TD-1792 Compound, THERAVANCE and its Affiliates do not as of the Signing Date have in nonclinical development, IND-enabling work or clinical development any other compound in the Field, themselves or through contract(s) with any Third Party(ies).

Section 11.03                          Acknowledgement Of ASTELLAS.  ASTELLAS is aware that the THERAVANCE Patents or the THERAVANCE Know-How may not sufficiently enable

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ASTELLAS to successfully implement modifications to the process relating to the manufacture of the THERAVANCE Compound and/or API Compound or preparation of the Licensed Product  that THERAVANCE will provide to ASTELLAS hereunder, or to conduct any other operational or manufacturing-related activities with respect to such ASTELLAS-implemented process modifications.  It is explicitly understood by ASTELLAS that ASTELLAS will have to independently conduct any analysis, evaluation and investigation regarding what intellectual property, techniques, routes, equipment or other help or assistance that will be required for implementation of any such new processes.  This acknowledgement, to avoid any doubt, in no way alters and shall not be deemed to undermine, interpret or lessen THERAVANCE’S representations and warranties set forth in Section 11.01 and Section 11.02 particularly (but without limitation) as they relate to the manufacturing processes and THERAVANCE Know-How that THERAVANCE shall deliver to ASTELLAS hereunder.

Section 11.04                          Limitations.  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT EACH OF THERAVANCE AND ASTELLAS EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKE NO EXPRESS OR IMPLIED WARRANTY, STATUTORY OR OTHERWISE, OF ANY KIND, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE REGARDING THE THERAVANCE COMPOUNDS, THERAVANCE CONFIDENTIAL INFORMATION, ASTELLAS CONFIDENTIAL INFORMATION, THERAVANCE IP, ASTELLAS IP, [*] OR LICENSED PRODUCTS.

Section 11.05                          Covenants.  Each Party hereby covenants and agrees during the Term-Basic that it shall carry out its obligations or activities hereunder in accordance with (i) the terms of this Agreement and (ii) all applicable Laws.

ARTICLE 12

INDEMNIFICATION

Section 12.01                          Indemnification By ASTELLAS.  Subject to Section 12.04, ASTELLAS shall defend, indemnify and hold harmless (collectively, “Indemnify”) THERAVANCE and its Affiliates, sublicensees and distributors and all of the foregoing entities’ officers, directors, shareholders, employees, agents, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) ASTELLAS’ or its Affiliates’ negligence or willful misconduct in performing any of their obligations under this Agreement, (b) a breach by ASTELLAS (or its Affiliates) of any of their representations, warranties, covenants or agreements under this Agreement, or (c) the manufacture, use, handling, storage, marketing, sale, distribution or other disposition of the API Compound, the THERAVANCE Compound or Licensed Product by ASTELLAS, its Affiliates, agents, sublicensees or distributors.  In addition, this Indemnification obligation applies to ASTELLAS Employee Claims as provided for in Section 5.06.  The obligation to Indemnify under this Section 12.01 shall not apply to the extent of any Claims and associated Losses resulting from a cause listed in Section 12.02(a)-(c) or in the second sentence of Section 12.02.

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 12.02                          Indemnification By THERAVANCE.  Subject to Section 12.04, THERAVANCE shall Indemnify ASTELLAS and its Affiliates, and their sublicensees and distributors hereunder and all of the foregoing entities’ officers, directors, shareholders, employees, agents, successors and assigns from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) THERAVANCE’S or its Affiliates’ negligence or willful misconduct in performing any of their obligations under this Agreement, or (b) a breach by THERAVANCE (or its Affiliates) of any of their representations, warranties, covenants or agreements under this Agreement, or (c) the manufacture, use, handling, storage, marketing or other disposition of the API Compound, the THERAVANCE Compound or Licensed Product by THERAVANCE, its Affiliates, agents, licensees (including without limitation  sublicensees), and distributors or the failure of any Licensed Product supplied by THERAVANCE hereunder to conform to the specifications therefor or any representations and warranties made with respect thereto by THERAVANCE in accordance with Section 9.02 and Exhibit B.  In addition, this Indemnification obligation applies to THERAVANCE Employee Claims as provided for in Section 5.06.  This obligation to Indemnify shall not apply to the extent of any Claims and associated Losses resulting from a cause listed in Section 12.01(a)-(c) or in the second sentence of  Section 12.01.

Section 12.03                          Procedure For Indemnification.

(a)                                  Notice.  Each Party will notify promptly the other in writing if it becomes aware of a Claim (actual or potential) by any Third Party (a “Third Party Claim”) for which indemnification may be sought by that Party and will give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which such Party may seek an indemnity under Section 12.01 or Section 12.02, as the case may be (the “Indemnified Party”), the Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify the other Party (the “Indemnifying Party”) orally and in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party or any failure by such Party to notify the Indemnifying Party of the claim materially prejudices the defense of such claim.

(b)                                 Defense Of Claim.  If the Indemnifying Party elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided it gives notice to the Indemnified Party of its intention to do so within forty-five (45) days after the receipt of the written notice from the Indemnified Party of the potentially indemnifiable Third Party Claim (the “Litigation Condition”). The Indemnifying Party expressly agrees that the Indemnifying Party shall be responsible for satisfying and discharging any award made to or settlement reached with the Third Party pursuant to the terms of this Agreement without prejudice to any provision in this Agreement or rights or remedies available at law which will allow the Indemnifying Party subsequently to recover any amount from the Indemnified Party.

Subject to compliance with the Litigation Condition, the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, refused, conditioned or delayed. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such claim that is being managed and/or controlled by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability to Third Parties on claims that are the subject matter of such proceeding and provided such settlement does not limit or restrict the rights granted to the Indemnified Party hereunder in any material respect or otherwise materially adversely affect the ability of the Indemnified Party to enjoy the benefits of this Agreement. If the Litigation Condition is not met, then neither Party shall have the right to control the defense of such Third Party Claim and the Parties shall cooperate in and be consulted on the material aspects of such defense at each Party’s own expense; provided that if the Indemnifying Party does not satisfy the Litigation Condition, the Indemnifying Party may at any subsequent time during the pendency of the relevant Third Party Claim irrevocably elect, if permitted by local procedural rules or laws, to defend and/or to control the defense of the relevant Third Party Claim so long as the Indemnifying Party also agrees to pay the reasonable fees and expenses incurred by the Indemnified Party in relation to the defense of such Third Party Claim from the inception of the Third Party Claim until the date the Indemnifying Party assumes the defense or control thereof.

Notwithstanding the foregoing, if the Parties do not agree as to the application of Section 12.01 and Section 12.02 to any particular Claim (and associated Losses), then each may conduct its own defense of such Claim and reserve the right to claim indemnification from the other Party upon resolution of the underlying Claim.

Section 12.04                          Assumption Of Defense.  Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 12.04, in which case the Indemnifying Party shall be relieved of liability under Section 12.01 or Section 12.02, as applicable, solely for such Third Party Claim and related Losses.

Section 12.05                          Insurance.  During [*], each Party shall obtain and/or maintain at its sole expense, product liability insurance (including any self-insured arrangements) in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

comparable size and activities, in any event no less than [*] for ASTELLAS and [*] for THERAVANCE.  The Parties agree to revisit or consult via the JSC in the future respecting [*].  Such product liability insurance or self-insured arrangements shall insure against all reasonable and customary liability typically covered by such insurance policies including without limitation personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of the Licensed Product. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

ARTICLE 13

PATENTS

Section 13.01                          Prosecution And Maintenance Of Patents.

(a)                                  Prosecution And Maintenance Of THERAVANCE Patents.

In this Section 13.01(a), references to “THERAVANCE Patents” are intended only to apply to those THERAVANCE Patents that are not Patents on Joint Inventions.  Patents on Joint Inventions are handled separately in Section 13.01(b).

(i)                                     Responsibility.  THERAVANCE shall have the exclusive right and the obligation to (subject to THERAVANCE’S election not to file, prosecute, or maintain pursuant to Section 13.01(e)), or, if applicable, to cause its licensors to, prepare, file, prosecute in a diligent manner (including without limitation by conducting interferences, oppositions and reexaminations or other similar proceedings), maintain (by timely paying all maintenance fees, renewal fees, and other such fees and expenses required under applicable Laws) and extend all THERAVANCE Patents and related applications, in accordance with input from ASTELLAS as provided below.

(ii)                                  Abandonment.  THERAVANCE shall consult with ASTELLAS and comply with Section 13.01(e) prior to abandoning any THERAVANCE Patents.

(iii)                               Input.  THERAVANCE shall regularly advise ASTELLAS of the status of all pending applications, including with respect to any hearings or other proceedings before any Governmental Authority, and, at ASTELLAS’ request, shall provide ASTELLAS with copies of all documentation concerning such applications, including all correspondence to and from any Governmental Authority, including without limitation drafts of all filings and correspondence with any Governmental Authority no later than [*] prior to the date such filing will be made or correspondence sent unless (without fault of THERAVANCE) deadlines will not permit such advance notice in which case a copy of any such filing or correspondence will be promptly provided to ASTELLAS. Other than as set forth in this Agreement regarding prosecution of Patents claiming Joint Inventions, THERAVANCE shall solicit ASTELLAS’ advice regarding prosecution of THERAVANCE Patents and THERAVANCE shall take into account ASTELLAS’ reasonable comments related thereto.  In the event of a dispute between the Parties with respect to patent prosecution and/or maintenance (including without

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

limitation substantive patent issues and decisions as to in which Countries OUS any particular filing should be made or extended), THERAVANCE shall make the final decision in a manner consistent with the Diligent Efforts standard.  Within the priority period, THERAVANCE shall agree with ASTELLAS regarding the Countries outside the United States in which corresponding applications should be filed (“OUS Filings”). It is presumed that a corresponding Patent Cooperation Treaty (“PCT”) application will be filed unless otherwise agreed by the Parties.  THERAVANCE shall effect filing of all such applications within the priority period.  Extension of the PCT Filing into individual Countries shall be made on a case-by-case basis consistent with the Diligent Efforts standard.

(iv)                              Expenses.  ASTELLAS shall be responsible for [*] percent ([*]%) [*] THERAVANCE’S external, properly documented, out-of-pocket expenses incurred after the Effective Date to procure THERAVANCE Patents in the Territory with respect to those patent families that include any members listed in Exhibit A (whether as of the Signing Date or thereafter through an update pursuant to Section 2.08(a) or due to an ASTELLAS election under Section 2.08(d)(iii)) including without limitation PCT and individual country filing fees, translations, maintenance, annuities, and protest proceedings.  For all such corresponding patent applications, THERAVANCE will invoice ASTELLAS on a quarterly basis beginning the first Calendar Quarter following the Effective Date, setting forth all such expenses incurred.  Reimbursement will be made to THERAVANCE in United States Dollars within thirty (30) days of receipt of the invoice by ASTELLAS.  ASTELLAS will within thirty (30) days following the Effective Date identify the ASTELLAS representative that should receive such invoices from THERAVANCE.  THERAVANCE shall be responsible for all of its internal expenses associated with prosecution and maintenance.   ASTELLAS’ obligations hereunder are in addition to any obligations of ASTELLAS under Section 13.01(b)(ii).

(v)                                 [*] Patents.  This Section 13.01(a) applies equally to the Patents within the [*] to the extent THERAVANCE has rights to prosecute under the [*] and owes prosecution costs thereunder.

(b)                                 Prosecution And Maintenance Of Patents Covering Joint Inventions.

(i)                                     For Patents covering Joint Inventions, the Parties shall agree, without prejudice to ownership, which Party shall have the right to prepare and file a priority patent application, and prosecute such application(s) and maintain any patents derived therefrom, with [*] the reasonable out-of-pocket expenses for the preparation, filing, prosecution and maintenance of such priority patent application.  The Parties will reasonably cooperate to obtain any export licenses that might be required for such activities.  Should the agreed-upon Party elect not to prepare and/or file any such priority patent application, it shall (x) provide the other Party with written notice as soon as reasonably possible after making such election but in any event no later than sixty (60) days before the other Party would be faced with a possible loss of rights, (y) give the other Party the right, at the other Party’s discretion and sole expense, to prepare and file the priority application(s), and (z) offer reasonable assistance in connection with such preparation and filing at no expense to the other Party except for reimbursement of

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

reasonable out-of-pocket expenses incurred by the agreed upon Party in rendering such assistance. The other Party, at its discretion and expense, shall prosecute such application(s) and maintain sole ownership (and the opting-out Party shall assign ownership to such other Party) of any patents derived therefrom.

(ii)                                  Within nine (9) months after the filing date of a priority application directed to a Joint Invention, the Party filing the priority application shall request that the other Party identify those non-priority, non-PCT (“foreign”) Countries in which the other Party desires that the Party filing the priority application file corresponding patent applications. Within thirty (30) days after receipt by the other Party of such request from the Party filing the priority application, the other Party shall provide to the Party filing the priority application a written list of such foreign Countries in which the other Party wishes to effect corresponding foreign patent applications filings. The Parties will then attempt to agree on the particular Countries in which such applications will be filed, provided that in the event agreement is not reached, the application will be filed in the disputed as well as the non-disputed Countries (all such filings referred to hereinafter as “Designated Foreign Filings”). Thereafter, within twelve (12) months after the filing date of the priority application, the Party filing the priority application shall effect all such Designated Foreign Filings.  It is presumed (unless otherwise agreed in writing by the Parties) that a corresponding PCT application will be filed designating all PCT member Countries. As to each Designated Foreign Filing and PCT application, each Party shall bear [*] of the expenses for the filing and prosecutions of such Designated Foreign Filing and PCT application (including entering national phase in all agreed countries) unless ASTELLAS opts out as provided herein. Should the Party filing the priority application not agree to file or cause to be filed a Designated Foreign Filing, the other Party will have the right to effect such Designated Foreign Filing in its name.

(iii)                               Should the filing Party pursuant to Section 13.01(b)(i) or Section 13.01(b)(ii) no longer wish to prosecute and/or maintain any patent application or patent resulting from such application, the filing Party shall (x) provide the non-filing Party with written notice of its wish no later than sixty (60) days before the patent or patent applications would otherwise become abandoned, (y) give the non-filing Party the right, at the non-filing Party’s election and sole expense, to prosecute and/or maintain such patent or patent application, and (z) offer reasonable assistance to the non-filing Party in connection with such prosecution and/or maintenance at no expense to the non-filing Party except for reimbursement of the filing Party’s reasonable out-of-pocket expenses incurred by the filing Party in rendering such assistance.

(iv)                              Should the non-filing Party pursuant to Section 13.01(b)(iii) not wish to incur its share of preparation, filing, prosecution and/or maintenance expenses for a patent application filed pursuant to Section 13.01(a)(i) or Section 13.01(b)(ii) or patents derived therefrom, it shall (x) provide the filing Party with 30 days advance written notice of its wish, (y) continue to offer reasonable assistance to the filing Party in connection with such prosecution or maintenance and (z) assign its entire right, title and interest therein to the filing Party in each case at no expense to the filing Party except for reimbursement of the non-filing Party’s reasonable external, out-of-pocket expenses incurred by the non-filing Party in rendering such assistance.

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(v)                                 The Parties agree to cooperate in the preparation and prosecution of all patent applications filed under Section 13.01(b)(i) and Section 13.01(b)(ii), including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such patent application, obtaining execution of such other documents which shall be needed in the filing and prosecution of such patent applications, and, as requested, updating each other regarding the status of such patent applications.

(c)                                  Patent-Related Dispute Resolution.  The Parties wish to foster a truly collaborative and cooperative relationship between their respective patent counsel.  The Parties recognize that from time to time, despite such a positive relationship, their respective patent counsel may disagree as to certain matters relating to prosecution of Patents covering Joint Inventions, as well as the Issue of Necessity referred to in Section 6.03(c)(ii) (each of the foregoing issues regarding prosecution of Patents covering Joint Inventions, and each Issue of Necessity, a “Patent Resolution Issue”).  In such event, instead of resorting to the dispute resolution process as described in Section 3.06(b), the Parties agree to seek guidance and resolution from an independent, mutually acceptable patent attorney as further described below in this Section.  If the Parties reach an impasse (remaining even after resort to the initial dispute resolution provided for in Section 3.06(a)) as to any Patent Resolution Issue, then they shall submit the Patent Resolution Issue to an experienced patent attorney mutually acceptable to the Parties — and who does not otherwise perform work for either Party or any of its Affiliates — for resolution.  They shall engage such attorney within thirty (30) days after either Party notifies the other of a Patent Resolution Issue impasse remaining unresolved after resort to Section 3.06(a).  If they cannot agree as to who such attorney shall be within such time period, then the total of two nominees of the Parties (one from each Party) shall select a third patent attorney who shall be the attorney to resolve the dispute.  (Alternatively the Parties may choose to designate the patent attorney who will resolve Patent Resolution Issues in advance of any such issue arising.)  The Parties shall share equally the expenses incurred for the services of such patent attorney.  Within fifteen (15) days after engaging the patent attorney, the Parties shall each submit up to twenty (20) pages of documentation to the patent attorney.  Within five (5) Business Days thereafter, the Parties shall convene a discussion with the patent attorney during which each Party may orally present its position on the Patent Resolution Issue for no more than one (1) hour.  The Parties shall endeavor to cause the patent attorney to render his or her guidance as to the Patent Resolution Issue within five (5) Business Days after such discussion.  Neither Party shall engage in any ex parte communications with the patent attorney.  The Parties shall accept and follow the guidance and resolution of the patent attorney absent any fraud in the proceedings.

(d)                                 Prosecution And Maintenance Of ASTELLAS Patents. Except as provided in Section 13.01(f) and ARTICLE 15, ASTELLAS shall have the sole right to file, prosecute, maintain and enforce the ASTELLAS Patents.

(e)                                  ASTELLAS Step-In Rights.

This Section 13.01(e), where it refers to “THERAVANCE Patents,” is intended only to apply to those THERAVANCE Patents that are not Patents on Joint Inventions.  Patents on Joint Inventions are handled separately in Section 13.01(b).

If THERAVANCE elects not to file, prosecute or maintain the THERAVANCE Patents or claims encompassed by such THERAVANCE Patents that cover any THERAVANCE Compound or Licensed Product (whether directly through its composition (including without limitation formulations) or indirectly through its manufacture or use (including without limitation methods of administration), THERAVANCE shall give ASTELLAS notice thereof within a reasonable period prior to allowing such THERAVANCE Patents, or such claims encompassed by such THERAVANCE Patents, to lapse or become abandoned or unenforceable (in any event no less than 30 days written notice), and ASTELLAS shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain such THERAVANCE Patents in such Country.

(f)                                    Execution Of Documents By Agents. Each of the Parties shall execute or have executed by its appropriate agents such documents as may be necessary to obtain, perfect or maintain any Patents filed or to be filed pursuant to this Agreement, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patent Rights.

(g)                                 Patent Term Extensions Including Supplementary Protection Certificates (“SPCs”) and Any Similar Rights. The Parties shall cooperate with each other in gaining patent term extension or related extension of rights, including without limitation SPCs and similar rights,  where applicable to Licensed Product.  The JSC shall discuss which patents the Parties shall endeavor to have extended.  All filings for such extension will be made by the Party to whom the patent is assigned after consultation with the other Party.  If the JSC does not agree, then:  first, a Party is entitled to refuse to allow its own Patent to be extended; and second, normal dispute resolution applies (Section 3.06 dispute resolution) to select which Patent shall be extended in accordance with the principle of the next sentence.  It is understood and agreed that the purpose of any patent term extensions under this Section is to extend the term of meaningful patent exclusivity for the Licensed Product, not provide either (i) for a protracted royalty term for THERAVANCE hereunder in situations where a THERAVANCE Patent extension will not extend the overall life of meaningful patent exclusivity for the Licensed Product , or (ii) for a decreased royalty term for ASTELLAS where the THERAVANCE Patent would provide greater exclusivity than the ASTELLAS Patent.

Section 13.02                          Patent Infringement.

(a)                                  Infringement Claims By Third Parties. With respect to any and all Claims instituted by Third Parties against THERAVANCE or ASTELLAS or any of their respective Affiliates for patent infringement involving the manufacture, use, license, marketing, sale, offer for sale or importation of a Licensed Product in any Country or Countries of the Territory during any Term-Basic in the applicable Country(ies) (each, a “Patent Infringement Claim”) as applicable, THERAVANCE and ASTELLAS will assist one another and cooperate in the defense and settlement of such Patent Infringement Claims at the other Party’s request.  This shall not alter ARTICLE 12 as regards Indemnification between the Parties, including without limitation with respect to Claims arising out of a breach of a representation and warranty hereunder, including without limitation THERAVANCE’s intellectual property representations and warranties hereunder.

(b)                                 Infringement Of THERAVANCE Patents. In the event that THERAVANCE or ASTELLAS becomes aware of actual or threatened infringement of a THERAVANCE Patent during the Term-Basic, that Party will promptly notify the other Party in writing (a “Patent Infringement Notice”).   [*] will have the first right but not the obligation to bring an infringement action against any Third Party.  If [*] elects to pursue such infringement action, [*] shall be solely responsible for the expenses associated with such action with any recovery going first to pay for all expenses incurred by [*] in connection with bringing and maintaining such action (including without limitation via reimbursement of [*] expenses) and any remaining amount being divided as follows: (i) [*] with [*] retaining the [*] and (ii) any other portion of the award shall be retained by [*].  During the Term-Basic in the applicable Country(ies) of infringement, in the event that [*] does not undertake such an infringement action within ninety (90) days after the Patent Infringement Notice between the Parties regarding the applicable infringement, [*] shall be permitted to do so in [*] or the relevant [*] Affiliate’s name.  If a Party is authorized to bring an infringement action under this section but such Party is not recognized by the applicable court or other relevant body as having the requisite standing to pursue such action, then the other Party shall join as a party-plaintiff.  If [*] elects to pursue such infringement action, [*] may be represented in such action by attorneys of its own choice and its own expense with [*] taking the lead in and controlling such action (and this sentence applies mutatis mutandis or vice versa with respect to suits pursued instead by [*]).  Recoveries on [*] suits under this Section 13.02(b) shall go first to reimburse [*] litigation expenses, and the remaining recovery shall be treated as [*].

This Section 13.02(b) applies to those THERAVANCE Patents that are not Patents on Joint Inventions, however, unlike with the other THERAVANCE Patents, with respect to Patents on Joint Inventions, the Parties must agree which Party will have the first right to enforce them, with the other Party having a back-up right equivalent to the ASTELLAS’ back-up right described above in this Section 13.02(b).

(c)                                  Infringement Of ASTELLAS Patents. During the Term-Total, ASTELLAS shall have the sole and exclusive right to pursue infringement of any ASTELLAS Patents in its sole discretion, retaining all recoveries.

(d)                                 [*]. Section 13.02(b) applies mutatis mutandis to the Patents within the [*], subject only to the [*] therein.

Section 13.03                          Notice Of Certification. ASTELLAS and THERAVANCE each shall promptly give notice to the other of any certification filed under the “U.S. Drug Price Competition and Patent Term Restoration Act of 1984” as amended or as it may be amended (or its foreign equivalent) claiming that a THERAVANCE Patent is invalid or

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

that infringement will not arise from the manufacture, use or sale of the Licensed Product by a Third Party (“Hatch-Waxman Certification”) with cooperation between the Parties to start immediately upon either Party having knowledge that a Hatch-Waxman Certification has been filed.  This Section is explicitly intended to apply both to successor legislation in the US and counterpart or similar legislation OUS.

(a)                                  Notice. If a Party decides not to bring infringement proceedings against the entity making such a certification, such Party shall give notice to the other Party of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification.

(b)                                 Option. Such other Party then may, but is not required to, bring suit against the entity that filed the certification.

(c)                                  Name Of Party. Any suit by THERAVANCE or ASTELLAS shall either be in the name of THERAVANCE or in the name of ASTELLAS, (or any Affiliate) or jointly in the name of THERAVANCE and ASTELLAS (or any Affiliate), as may be required by law.

Outside the US or if the time period in the US is amended from that operative as of the Effective Date, the time period for notice under Section 13.03(a) shall be one-half the time before the deadline for response without loss of rights under applicable Law.  This Section 13.03 only designates the notice time period that applies to infringement actions in relation to Hatch-Waxman or similar actions, but otherwise the suits will be handled is as set forth in Section 13.03.

Section 13.04                          Assistance. For purposes of Section 13.02 and Section 13.03, each Party shall execute such legal papers and provide such reasonable assistance and take such further actions as is necessary for the prosecution of such suit as may be reasonably requested by the other Party.  This shall be at the expense of the Party bringing suit (on an at-expense, pass-through basis).

Section 13.05                          Settlement. No settlement or consent judgment or other voluntary final disposition of a suit under this Article may be entered into without the joint written consent of ASTELLAS and THERAVANCE (which consent will not be withheld unreasonably) except as follows:  either Party may settle an infringement claim against it by a Third Party for money damages that such Party will pay and for which it will not seek reimbursement, offset or expense-sharing from the other Party;  provided that ASTELLAS’ right to sublicense shall not be limited by this Section 13.05.

In addition, THERAVANCE shall not settle any suit under Section 13.02 in a manner inconsistent with ASTELLAS’ exclusive license hereunder (this means, without limitation, that THERAVANCE shall not grant in the context of a settlement any license (whether or not exclusive), covenant not to sue, non-suit or other with respect to THERAVANCE Compound(s) and/or Licensed Products).

Section 13.06                          Ownership Of Inventions. Each Party shall promptly disclose to the other Party all Inventions made by it during the Term-Basic; provided that ASTELLAS will be allowed a reasonable time to file patent applications covering ASTELLAS Inventions prior to disclosing the ASTELLAS Invention to THERAVANCE.  THERAVANCE will be allowed a reasonable time to file patent applications covering THERAVANCE Inventions prior to disclosing the THERAVANCE Invention to ASTELLAS; [*]. Such designated [*] have been [*] regarding such [*] regarding the [*] prior to [*].  Any such draft patent application will be considered THERAVANCE Confidential Information [*].  THERAVANCE shall own all THERAVANCE Inventions and ASTELLAS shall own all ASTELLAS Inventions.  All Joint Inventions shall be owned jointly by THERAVANCE and ASTELLAS, and each Party hereby consents (without granting any license) to the exercise, assignment or license or other disposition by the other Party of its joint interest in Joint Inventions without accounting or the need to seek the consent of the other Party to such assignment or license or other disposition; provided that any such assignment, license or other disposition shall at all times be subject to the grant of rights and accompanying conditions under Section 2.01, Section 2.04 and ARTICLE 15.  The determination of inventorship for Inventions shall be made in accordance with the applicable Laws relating to inventorship set forth in the patent Laws of the United States (Title 35, United States Code).

Section 13.07                          Licensing Discussion Procedures. Until expiration of the last Term-Basic in all Countries in the Territory, if either Party identifies any Third-Party Patents and/or Know-How that it believes may be desirable to license to cover activities hereunder, it shall request (in writing) a meeting between one JSC member from each Party and internal or external counsel for each Party.  Such meeting shall occur within thirty (30) days after requested.  If requested by counsel for either Party, the Parties shall enter into an appropriate and customary joint defense/common interest agreement to cover any and all such discussions and document the parties’ common interest with respect to Licensed Product-related Third-Party intellectual property.  In their meeting and any follow-up meetings, the Parties shall seek to reach consensus as to the relevance of such Third-Party intellectual property to Licensed Product, and whether it is desirable to take a license under such Third-Party intellectual property.  Any minutes of such meeting(s) shall be prepared and kept only by counsel and shall be at an appropriate level of detail and include only statements that are appropriate in view of the possibility of litigation.

ARTICLE 14

TERM AND TERMINATION

Section 14.01                          Term And Expiration Of Term. Unless otherwise mutually agreed to by the Parties, this Agreement shall commence on the Effective Date and shall end upon expiration of the last Term-Total, unless terminated early as contemplated hereunder (and to avoid any doubt, with royalty obligations separately earlier expiring on a Country-by-Country basis on the expiration of the Term-Total in such Country).  Unless terminated early under this ARTICLE 14, the licenses granted by THERAVANCE to ASTELLAS shall survive and shall be considered fully-paid and royalty-free, and non-exclusive on a Country-by-Country basis at the times and as more particularly set forth in Section 2.06.

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 14.02                          Termination For Material Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement subject to ARTICLE 15 in the event that the other Party (as used in this subsection, the “Breaching Party”) shall have materially breached this Agreement or materially defaulted in its performance of its obligations hereunder, and not corrected the situation following notice and an opportunity to cure through performing an appropriate remedy as provided below.  The Breaching Party shall have [*] after written notice thereof (with the written notice being required to specify that it is a notice of material breach under this Section 14.02  and describing the breach with reasonable specificity) was provided to the Breaching Party by the non-breaching Party to remedy such default (or, if such default cannot be cured within such [*] period, the Breaching Party must commence actions to cure such default during such [*] period and thereafter diligently continue such actions).  Any such termination shall become effective at the end of such [*] period unless the Breaching Party has cured any such breach or default prior to the expiration of such [*] period (or, if such default is capable of being cured but cannot be cured within such [*] period, the Breaching Party has commenced and diligently continued actions to cure such default provided always that, in such instance, such cure must have occurred within [*] after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default).  If the Breaching Party disputes the existence of a material breach in good faith, or disputes the appropriate remedy for such breach or whether any attempt to cure the breach has been adequate or successful, this Agreement shall not be terminated unless and until a final determination of uncured breach is made in accordance with Section 3.06.

Notwithstanding anything express or implied in the foregoing paragraph, in recognition of the substantial investment ASTELLAS is making in the Licensed Product (both through payments to THERAVANCE hereunder and otherwise), both Parties expressly intend that termination of this Agreement shall be a remedy of last and extraordinary resort, and preference shall in all cases (absent proven fraud or extreme, overt and exceptional bad faith) be given to fashioning a remedy or cure that leaves the licenses to ASTELLAS intact but adequately addresses the breach.  Such possible remedies and cures include, without limitation: an adjustment to the royalties due hereunder, other money damages, the requirement that ASTELLAS carry out additional Development and/or Commercialization (to an extent consistent with Diligent Efforts) or conversion of the licenses to ASTELLAS to no longer be exclusive with respect to THERAVANCE and its Affiliates.  In addition, to the extent the breach relates primarily to a particular Country (for example in the case of a failure to apply Diligent Efforts to Licensed Product Development or Commercialization with respect to a particular Country), to the extent no remedy short of termination can adequately address the breach, preference shall in all cases (absent proven fraud or extreme, overt and exceptional bad faith) be given to termination solely with respect to such Country.  Any arbitrator of a dispute arising in connection with this Section 14.02 is hereby explicitly instructed to fashion an appropriate remedy short of termination in all cases where any remedy other than termination is reasonably adequate to cure the breach, and where termination is the only remedy that can adequately address the breach to limit termination to the Country with respect to which the breach occurred.

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 14.03                          Terminations For Cause. ASTELLAS shall have the right to terminate this Agreement for cause, defined as any (or any combination) of the following occurring:

(i)                                     If the results of TELAVANCIN Studies do not support the submission of an NDA for the Licensed Product, or do not support NDA Filing for the Licensed Product within [*] after the Effective Date [*].

(ii)                                  If the FDA refuses to file or declines to approve an NDA (once filed) for the Licensed Product within [*].

(iii)                               If the labeling approved by the FDA for the Licensed Product indicates that [*] population [*] defined as those patients [*].

(iv)                              If the labeling approved by the FDA for the Licensed Product indicates that [*] population [*] defined as those patients [*].    [*].

(v)                                 If TELAVANCIN is not approved by the FDA [*].

(vi)                              If serious safety concerns arise with respect to the Licensed Product that result in its withdrawal from the market in [*].

Section 14.04                          Contemporaneous Termination Of Opt-In Right. The Opt-In Right shall terminate automatically at the time of any early termination of this Agreement under this ARTICLE 14 with respect to any Major Market Country except a termination by ASTELLAS under Section 14.02 for THERAVANCE’s material breach (i.e. the Opt-In Right survives any such termination as per Section 15.02).

Section 14.05                          Survival Of Obligations. Termination or expiration of this Agreement shall not relieve either Party from any obligation accrued hereunder prior to the effective date of termination or expiration.

Section 14.06                          Survival of Provisions Upon Termination and/or Expiration. In addition to the survival of accrued obligations under Section 14.05 (and the survival of any provisions to the extent in accordance with the express terms thereof), the following Sections and Articles shall survive any and all terminations and expirations of this Agreement (on a Country-by-Country basis in the case of partial terminations):  Articles 1 (to the extent required to interpret surviving rights); 6 (solely (i) as regards mechanics of payment to ensure payment of payment obligations that have accrued prior to expiration or termination, and payment obligations to the extent surviving under Section 15.02), and (ii) with respect to audits under Section 6.10 for a period of [*] years after expiration or termination); 10 (with obligations thereunder expiring on the timetable set forth in such Article); 11; 12; 14; 15; and 16; and the following Sections:  Section 2.01 to the extent provided in Section 2.06 (along with corresponding Section 2.04, Section 2.05, and Section 2.07 rights); Section 2.08 (but only the following pieces:  subsection (b), subsection (d)(iv)(B), and subsection (d)(vi)); Section 3.06; Section 5.06; Section 8.01 and Section 8.02(a) (solely as regards ownership of the NDA and OUS Regulatory Authorizations but not after terminations of this Agreement for ASTELLAS’ material

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

breach); Section 8.04 (but not after terminations for ASTELLAS’ material breach); Section 9.06 (solely to the extent ASTELLAS wishes to continue to exercise a sublicense thereunder, and not after terminations for ASTELLAS’ material breach); Section 13.01(b); Section 13.02, Section 13.03, Section 13.04 and Section 13.05 (for all of Sections 13.02, 13.03, 13.04 and 13.05, these survive with respect to infringement occurring during the Term-Total in each Country, but do not survive termination for THERAVANCE’s material breach, patent enforcement rights after which breach are governed by Section 15.02); and Section 13.07 as regards any common interest or joint defense agreements entered into prior to expiration or termination.

ARTICLE 15

CONSEQUENCES OF TERMINATION

Section 15.01                          Termination And Handback Of License. In addition to any remedy either Party may have in law, tort or in contract, upon termination of the Agreement in a certain Country or in the Territory as a whole, the following shall apply.

(a)                                  Termination Of Licenses. Upon termination of this Agreement by THERAVANCE in a certain Country or the Territory as a whole pursuant to Section 14.02  or by ASTELLAS in a certain Country or in the Territory as a whole pursuant to Section 14.03  (in either case the “Date of Termination”),  the licenses and rights granted under Section 2.01, Section 2.04, Section 2.05, and Section 2.08 regarding the Country(ies) contemplated by the termination concerned shall cease, and ASTELLAS shall, regarding the Territory or the Country concerned, whichever is applicable:

(i)                                     in exchange for a royalty on Net Sales of Licensed Products equal to [*] for the longer of the life of the ASTELLAS Patents and [*] years after the Date of Termination (subject to a [*] reduction on patent expiration in the applicable Country) plus THERAVANCE paying [*] any royalties, milestones and other payments (x) due Third-Party licensors of the ASTELLAS IP in respect of the rights ASTELLAS grants under this Section 15.01 and (y) due Third-Party licensors of reverted THERAVANCE IP and/or [*] previously sublicensed to ASTELLAS (including without limitation to [*]), and committing to reasonable diligence obligations, at the option of THERAVANCE, grant to THERAVANCE a non-exclusive, Territory-wide or for the Country concerned, whichever is applicable, sub-licensable, license under the ASTELLAS IP to develop, have developed, make, have made, use, have used, import, have imported, market, have marketed, sell and have sold the Licensed Product for any indications in the form(s) in which it was in clinical development or on the market as of termination. ASTELLAS shall do all such acts and things as may reasonably be necessary to fulfill this obligation in a timely manner.

(ii)                                  return to THERAVANCE all THERAVANCE Know-How and —subject to the financial terms required in subsection (i) — deliver to THERAVANCE a copy of all ASTELLAS Know-How in written form;

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(iii)                               promptly after THERAVANCE’S request, deliver to THERAVANCE at the location specified by THERAVANCE any and all quantities of API Compound and Licensed Product in its possession, power, custody or control subject always to ASTELLAS’ right to dispose of Licensed Product which is the subject of pre-termination date orders.  THERAVANCE shall pay for the quantities thus transferred to it in an amount equal to ASTELLAS’ Cost of Goods Sold for such quantities.  For the avoidance of doubt, should this Section 15.01(a)(iii) become applicable because of termination regarding a certain Country or Countries pursuant to Section 14.02,   then the quantities of Licensed Product referred to herein shall mean only those quantities clearly designated, by marking, labeling or similar, for the Country or Countries concerned and which could only be used for the Country or Countries concerned;

(iv)                              for all ASTELLAS Patents that ASTELLAS intends to prosecute and/or maintain and subject to Section 15.01(a)(i), ASTELLAS shall effective on the Date of Termination grant THERAVANCE an exclusive license to develop, have developed, use, have used, make, have made, import, have imported, market, have marketed, sell, and have sold the THERAVANCE Compound and Licensed Product for all indications and uses with the right to sublicense.  For any ASTELLAS Patents that ASTELLAS elects not to prosecute and/or maintain, ASTELLAS shall: (1) promptly notify THERAVANCE with sufficient time for THERAVANCE to assume such prosecution and/or maintenance; (2) fully cooperate with THERAVANCE and ensure that its patent attorneys immediately transfer to THERAVANCE a copy of the patent files relating to such ASTELLAS Patents; (3) effective on the Date of Termination grant THERAVANCE an exclusive license under any such ASTELLAS Patents to develop, have developed, make, have made, use, have used, sell, offer to sell, market, have marketed, import or have imported the API and Licensed Products for any and all indications in the Territory; and (4) take any action and produce any documents so as to enable THERAVANCE to apply for patent term extensions, including, but not limited to, supplementary protection certificates (or any other procedure by which the effective term of the ASTELLAS Patent is extended), relating to the ASTELLAS Patents in THERAVANCE’S name;

(v)                                 subject to Section 15.01(a)(i), commensurate with legislative and regulatory requirements, transfer to THERAVANCE or its nominee all Marketing Authorizations and regulatory filings for the Licensed Product including, without limitation, all information and documentation used in the filings relating to the Licensed Product, subject to THERAVANCE’S payment of the royalties provided for in subsection (i).  In the event that in any Country such a transfer is not possible, ASTELLAS shall use reasonable efforts to ensure that THERAVANCE has the benefit of the relevant Marketing Authorizations, and other related regulatory filings and approvals and, to this end, consents to any regulatory authority cross-referencing to the data and information on file with any Governmental Authority as may be necessary to facilitate the granting of second Marketing Authorizations to and permit filings of a Marketing Authorizations application by THERAVANCE, and ASTELLAS agrees to complete whatever other procedures that are reasonably necessary in relation to the same to enable THERAVANCE (either itself or in conjunction with a Third Party) freely to develop and sell the Licensed Product in the Country concerned in substitution for ASTELLAS;

(vi)                              subject to Section 15.01(a)(i), if applicable, assign the ASTELLAS Product Trademark or grant a royalty-free exclusive license to THERAVANCE to use the ASTELLAS Product Trademark as well as trade dress and copyrights (to avoid any doubt, excluding any ASTELLAS Housemarks) for the marketing, sales and distribution of the Licensed Product;

(vii)                           not after the date of termination itself take any further action to Develop, manufacture, have manufactured, use, market, distribute or sell the Licensed Product during the life of the ASTELLAS Patents or the THERAVANCE Patents, whichever is the longer but in any event only for so long as the licenses granted in 15.01(a)(i) and 15.01(a)(ii) are in effect, except that ASTELLAS has the right to dispose of that part of its inventory of Licensed Product on hand as of the effective Date of Termination which is the subject of orders for Licensed Product accepted prior to the date of notice of termination for a period of six (6) months after the effective Date of Termination, and, within thirty (30) days after disposition of such inventory pursuant to the fulfillment of such orders, ASTELLAS will forward to THERAVANCE a final report and pay all royalties due on the Net Sales of Licensed Product during such period; and

(viii)                        for a period of [*] following the effective Date of Termination manufacture or supply such API Compound and Licensed Product if any, that is being manufactured by or for ASTELLAS prior to such termination (“Supplied Licensed Product”) to THERAVANCE or to THERAVANCE’S designee.  Such Supplied Licensed Product shall be provided to THERAVANCE at ASTELLAS’ Cost Of Goods Sold plus any amounts that may be due under the [*] in respect of such supply (to the extent not already paid by THERAVANCE under subsection (i)).  During said [*] period, THERAVANCE shall manufacture according to the requirements of the current updated forecast for Licensed Product as of the date of termination.  ASTELLAS shall also provide THERAVANCE, should THERAVANCE so require, with reasonable assistance in relation to THERAVANCE’S appointment of a Third Party manufacturer of Licensed Product and THERAVANCE shall have the right to disclose ASTELLAS Confidential Information and ASTELLAS Know-How under customary and reasonable legally binding obligations of confidentiality and non-use, to any such potential Third Party manufacturer.

In the cases of part-world terminations, each of (i)-(viii) shall only apply with respect to the terminated Country(ies) (and intellectual property rights granted therein), and in particular (ii) shall only apply with respect to Know-How that is specific to such Country(ies), and (iii) shall only apply with respect to quantities that are labelled and can only legally be used for sale in such Countries.

(b)                                 Disclosure Of Confidential Information. Upon termination by THERAVANCE under Section 14.02  as stated in this ARTICLE 15, THERAVANCE shall have the right to disclose Confidential Information, under customary and reasonable legally binding obligations of confidentiality and non-use, to Third Parties for the

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

purpose only of, and only to the extent necessary for, enabling such Third Party to evaluate the financial and scientific status of the Licensed Product for the purpose of making a financial offer to THERAVANCE on the licensing or acquisition of the rights returned to THERAVANCE and the rights licensed to THERAVANCE under this ARTICLE 15, and, if such licensing or acquisition occurs, as necessary to exploit or enforce such rights.

Section 15.02                          Termination Followed By Continued License. Upon the termination of this Agreement by ASTELLAS pursuant to Section 14.02, in addition to those Articles and Sections explicitly surviving as per Section 14.06,   THERAVANCE’S licenses granted to ASTELLAS under Section 2.01 (and ASTELLAS’ associated rights under Section 2.04 and Section 2.05 and Section 2.08) shall continue, provided that ASTELLAS continues to make payments pursuant to ARTICLE 6 as if the Agreement were still in effect and the following Sections shall additionally survive:  Section 2.02, Section 2.03 (as applied to THERAVANCE only), Section 2.08, Section 4.03 (to the extent not already completely performed), 9.02-9.04 (but only as regards THERAVANCE’s obligations and solely to the extent ASTELLAS does not choose to assume such obligations and THERAVANCE has not already completely performed them), and Section 13.04.  To avoid any doubt, ASTELLAS shall have no further diligence obligations to THERAVANCE after such termination under Section 14.02 and no further obligation to include THERAVANCE in the Development or Commercialization (including without limitation any decisions with respect to such activities, which decisions shall belong solely to ASTELLAS post-termination).  ASTELLAS shall further under such circumstances be entitled to conduct all enforcement against infringement within the scope of the licenses to ASTELLAS hereunder (treating all recoveries over expenses as Net Sales, to the full extent not representing treble or punitive damages).  In addition, if THERAVANCE elects not to file, prosecute or maintain the THERAVANCE Patents or claims encompassed by such THERAVANCE Patents after such termination, ASTELLAS shall have the same “step-in rights” (and THERAVANCE shall have the same notification obligations) as are provided in Section 13.01(e) (to avoid any doubt this specific remedy is not to exclusion of any other remedy that may be available to ASTELLAS).

ARTICLE 16

MISCELLANEOUS

Section 16.01                          Relationship Of The Parties. Each Party shall bear its own expenses incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement.  Neither Party shall have any responsibility for the hiring,  termination or compensation of the other Party’s employees or for any employee benefits of such employee.  No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contract, the legal relationship between the Parties under this Agreement shall be that of independent contractors.  This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners, partners or joint venturers between the Parties nor to render one Party the agent of the other Party.

Section 16.02                          Registration And Filing Of This Agreement. To the extent, if any, that either Party concludes in good faith that it or the other Party is required to file or register this Agreement or a notification thereof with any Governmental Authority, including without limitation the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the U.S. Federal Trade Commission, in accordance with Law, such Party shall inform the other Party thereof. Should either of them be required (as determined by such Party in good faith) to submit or obtain any such filing, registration or notification, the Parties shall follow the procedures relating thereto set forth in Section 10.05, and they shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all documents reasonably required in connection therewith.  The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information there from on a timely basis.

Section 16.03                          Force Majeure. The occurrence of an extraordinary event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided (each, a “Force Majeure Event”), including, but not limited to, an injunction, order or action by a Governmental Authority, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, act of war, act of terrorism, inability to obtain raw materials, delay or errors by shipping companies or change in law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such obligation or performance during the continuation of the Force Majeure. The Party prevented from performing its obligations or duties because of a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such Force Majeure and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use Diligent Efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 16.03.

Section 16.04                          Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of New York, United States of America, notwithstanding the provisions governing conflict of laws under such New York law to the contrary.

Section 16.05                          Attorneys’ Fees And Related Expenses. In the event that any legal proceeding is brought to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, court expenses and expenses of litigation whether or not the action or proceeding proceeds to final judgment.

Section 16.06                          Assignment.

(a) This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however that either Party may assign this Agreement, in whole or in part, to any of its Affiliates if such Party guarantees the performance of this Agreement by such Affiliate; and provided further that either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party whether by merger, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.  [*] (each of the foregoing referred to in this sentence, [*].

(b) If (i) THERAVANCE assigns this Agreement as permitted in the foregoing paragraph, and the assignee has in clinical development or on the market in any Country in the Territory, or has filed an application for Marketing Authorization (with such term for this purpose being deemed to cover only applications that are for products other than Licensed Product) in any Country in the Territory for, a product candidate or product in the Field, or (ii) [*], then ASTELLAS shall be entitled to terminate its diligence obligations and obligations to collaborate with (including without limitation sharing information with, which includes without limitation providing updates to the Medical Marketing Plan, and having the TELAVANCIN Product Management Team meet at all, or the JSC meet at all) the acquiror or perform ASTELLAS’ activities under this Agreement in accordance with any previously exchanged information and plans, and ASTELLAS shall be entitled to make all decisions previously reserved to the JSC and/or THERAVANCE Product Management Team.  However, in the case of (i) (but solely as relates to assignments not involving a [*]), if the acquiror divests the competitive product within one hundred and eighty (180) days after the assignment, then the foregoing sentence shall not apply to such transaction.  The effect of such termination of ASTELLAS’ obligations shall be as if ASTELLAS had terminated pursuant to Section 14.02,  which effect is as described in Section 15.02 (to the full extent not already provided for above in this Section 16.06).  Furthermore, the acquiror shall promptly return or destroy all Confidential Information to ASTELLAS and certify within sixty (60) days after the assignment in an officer’s certificate that all Confidential Information has been so returned or destroyed.  In the event that this subparagraph 16.06(b) applies (and there is no divestiture of the applicable competitive product as provided above), then Section 2.03 shall not apply to either Party and both Parties shall be released from the obligations thereunder.

Section 16.07                          Performance by Affiliates. ASTELLAS may perform its obligations and exercise its rights hereunder by or through one or more of its Affiliates, provided always

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

that ASTELLAS shall be responsible for the acts/omissions of any such ASTELLAS Affiliate.

Section 16.08                          Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in English and in writing and will be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

THERAVANCE:	THERAVANCE, Inc.
901 Gateway Boulevard
South San Francisco, CA 94080
[*]
Attn: Senior Vice President, Commercial Development

With a required copy to:	THERAVANCE, Inc.
901 Gateway Boulevard
South San Francisco, CA 94080
[*]
Attn: Senior Vice President and General Counsel

ASTELLAS:	ASTELLAS PHARMA INC
3-11, Nihonbashi-Honcho
2-chome Chuo-ku
Tokyo
103-8411
Japan
[*]
Attn: Vice President, Legal Department

With required copies to:	ASTELLAS US LLC
Three Parkway North
Deerfield, IL 60015-2548
[*]
Attn: General Counsel

ASTELLAS US LLC
Three Parkway North
Deerfield, IL 60015-2548
[*]
Attn: Senior Vice President, Business Development

or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor. All notices shall be deemed effective upon receipt by the addressee.

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Section 16.09                          Limitation on Liability. EXCEPT FOR BREACH OF ARTICLE 10 (CONFIDENTIALITY) OR TO THE EXTENT A PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PURSUANT TO ARTICLE 12 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE).

Section 16.10                          Severability. In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable Laws, rules or regulations.

Section 16.11                          Headings; Interpretation. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Also in interpreting this Agreement, where examples are given or the phrases “including,” “such as” or a like phrase is used, the intent is not to be limiting but rather merely illustrative.

Section 16.12                          Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

Section 16.13                          Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all previous agreements and understandings between the Parties, whether written or oral. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement, stating that it amends this Agreement, and signed by duly authorized officers

(at a seniority level within the relevant Party at least as high as the original signatory from such Party having executed this Agreement) of THERAVANCE and ASTELLAS.

Section 16.14                          No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party, to or in respect of any, patent, trademark, Confidential Information, trade secret, data or any other intellectual property of the other Party, except as expressly set forth herein.

Section 16.15                          Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

Section 16.16                          Counterparts. This Agreement may be executed in any two counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.

Section 16.17                          Single Closing Condition. The obligation of each Party to consummate the transaction contemplated hereby is subject to the satisfaction of the following condition (the “Closing Condition”):  All filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other similar competition or merger control laws that are necessary in any jurisdiction with respect to the transaction contemplated hereby shall have been made and any required waiting period under such laws shall have expired or been terminated and any Governmental Authority that has power under or authority to enforce such laws shall have, if applicable, approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the transaction contemplated hereby nor to refer the transaction to any other competent Governmental Authority.  Each Party shall use good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transaction contemplated by this Agreement, including, but not limited to satisfaction of the Closing Condition and each Party shall keep the other Party reasonably apprised of the status of matters relating to the completion of same.  In connection with the foregoing, the Parties hereby agree to negotiate in good faith to make as soon as practicable any modification or amendment to this Agreement or any agreement related hereto that is required by the United States Federal Trade Commission, Department of Justice or equivalent Governmental Authority, provided that no Party shall be required to agree to any modification or amendment that, in the reasonable opinion of such Party’s external legal or financial counsel, would be adverse to such Party.  This Agreement may be terminated by either Party upon written notice any time after [*] of the Signing Date if the transactions contemplated by this Agreement shall not have been consummated due to failure to satisfy the Closing Condition; provided, however, that the terminating Party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to satisfy the Closing Condition or otherwise to consummate the transactions contemplated by this Agreement by such date.  Prior to the Closing Condition being

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satisfied or this Agreement being terminated under this Section 16.17,  neither Party shall take any action that will make any of its representations and warranties under ARTICLE 11 untrue as of the Effective Date, it being understood that with respect to THERAVANCE’s representations in Section 11.02, threats, claims, proceedings or actions by Third Parties that may occur after the Signing Date do not in and of themselves constitute “taking any action” by THERAVANCE for purposes of the preceding sentence.

IN WITNESS WHEREOF, the Parties have executed this Agreement by the hands of their duly authorized officers as of the Effective Date.

THERAVANCE, INC.	ASTELLAS PHARMA INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

LISTS OF EXHIBITS

Exhibit A -	THERAVANCE Patents as of the Effective Date

Exhibit B -	Supply Terms

Exhibit C -	Chemical Structure of TELAVANCIN

Exhibit D -	POC Data Contents

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Exhibit A

THERAVANCE Patents as of the Effective Date

[*]

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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EXHIBIT B

Supply Terms

As provided in Section 9.02(c) of this Agreement, this Exhibit B sets forth the terms upon which THERAVANCE will supply ASTELLAS with quantities of API Compound and Licensed Product.  If the Parties choose to enter into a more detailed written agreement for this supply, then this more detailed written agreement once executed by the Parties, will supersede the terms of this Exhibit B.

Requirements	THERAVANCE shall supply ASTELLAS with API Compound and Licensed Product for ASTELLAS’ requirements under Section 9.02(c).
Forecasts	ASTELLAS would provide THERAVANCE with [*] forecasts for Licensed Product, covering a period of time beginning [*] after the date the forecast is provided, with the first [*], and the succeeding [*].
Orders

ASTELLAS would place quarterly purchase orders with THERAVANCE for Licensed Products, [*] in advance of the quarter in which delivery is requested. These orders cannot exceed by more than [*] the last forecast for the [*] of delivery.

Order Cancellation	ASTELLAS could cancel any order prior to it being delivered provided that it covered any cancellation expenses.
Acceptance and Rejection

ASTELLAS would have [*] to inspect each shipment to determine its conformance to the applicable specifications, and would be deemed to have accepted a shipment if it provided no notice of rejection within such time period after receiving such shipment. If ASTELLAS were to reject any quantity of Licensed Product, THERAVANCE could agree with the rejection or send the dispute to a Third-Party lab for determination whether the quantity rejected was in conformity with specifications.

At-Cost Transfer Pricing	THERAVANCE would supply ASTELLAS at cost on a pass-through basis based on the price THERAVANCE pays its Third-Party suppliers.
Compliance with Laws	THERAVANCE would comply with applicable laws in discharging the manufacture and supply obligation hereunder, and would contractually require the same of its suppliers.

Conformance of	THERAVANCE would deliver Licensed Product manufactured

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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delivered quantities to cGMP and Regulatory Requirements	in accordance with then-current cGMP, the applicable specifications and other applicable requirements of regulatory authorities.

GMP Audits

THERAVANCE would exercise its audit right of any Third-Party suppliers in accordance with ASTELLAS’ request and permit ASTELLAS and/or ASTELLAS representatives to accompany THERAVANCE on the audit.

In addition, ASTELLAS (itself or by and through its representatives) would be entitled to audit THERAVANCE, to the full extent THERAVANCE is performing any release testing or other activities governed by cGMP.

Risk Allocation

THERAVANCE would indemnify ASTELLAS for Claims arising out of any failure of Licensed Product delivered to ASTELLAS hereunder to conform to applicable specifications or be manufactured in accordance with the standards set forth above.

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Exhibit C

Chemical Structure of TELAVANCIN

[*]

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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Exhibit D

POC Data Contents

[*]

[*]=CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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